Exhibit 10.7

EXECUTION VERSION

Specific terms in this exhibit have been redacted because confidential treatment for those terms has been requested. The redacted material has been separately filed with the Securities and Exchange Commission, and the terms have been marked at the appropriate place with three asterisks [***].

SERVICES AND RIGHT TO USE AGREEMENT

by and among

STUDIO CITY ENTERTAINMENT LIMITED

a company incorporated under the laws of

the Macau Special Administrative Region of the

People’s Republic of China

and

MELCO CROWN GAMING (MACAU) LIMITED

a company incorporated under the laws of

the Macau Special Administrative Region of the

People’s Republic of China

Dated: May 11, 2007

(as amended on 15 June 2012)

i

ARTICLE XV

DISPUTE RESOLUTION

Section 15.1 Dispute Resolution Procedures	57

v

THIS SERVICES AND RIGHT TO USE AGREEMENT (“Agreement”) is made and entered into this 11th day of May, 2007, by and among STUDIO CITY ENTERTAINMENT LIMITED, formerly known as NEW COTAI ENTERTAINMENT (MACAU) LIMITED and MSC DIVERSÕES, LIMITADA, a Macau limited liability company, with head office in Macau at Avenida Dr Mario Soares, No. 25, Edificio Montepio, 1st floor, Room 13, with share capital of MOP100,000.00 (one hundred thousand patacas) (hereinafter referred to as “MSC”), and MELCO CROWN GAMING (MACAU) LIMITED, a limited liability company by shares, with registered office in Macau at Avenida Dr Mario Soares, No. 25, Edificio Montepio, 1st floor, Room 13, registered in the Macau Commercial and Movable Assets Registry under no. 24325, with share capital of MOP1,000,000,000.00 (one billion patacas) (hereinafter referred to as “Operator”),.

RECITALS

A.    New Cotai, LLC (“New Cotai”) and MCE Cotai Investments Limited (“MCE Cotai”), an Affiliate of Melco Crown Entertainment Limited (“MCE”), are the shareholders of Studio City International Holding Limited (formerly known as Cyber One Agents Limited), a company incorporated under the laws of the British Virgin Islands (“Company”), which is developing a multi-use destination resort (the “Project”) situated within an area of land known as Zona de Aterro entre Taipa e Coloane, Lotes G300, G310 e G400, Estrada Flor de Lotus, Taipa, Macau (the “Site”). The Site is identified on the map attached hereto as Exhibit A.

B.    New Cotai and MCE Cotai (the “Shareholders”) expect that the Project may include hotels, retail, convention, performance hall, an area for cinematography industry (including supporting facilities for tourism and leisure) in the size to be agreed with the Macau Government, other tourism and entertainment areas, and areas for gaming and gaming related facilities.

C.    [Not Used].

D.    [Not Used].

E.    It is intended by the Shareholders of the Company that MSC enters into a right to use agreement with Studio City Developments Limited, formerly known as East Asia-Televisao por Satelite Limitada and MSC Desenvolvimentos Limitada, a company incorporated under the laws of Macau with limited liability, with registered office in Macau at Avenida Dr Mario Soares, no. 25, Edificio Montepio, 1st floor, Room 13 (“Grantor”), (the “Right to Use Agreement”) for the purposes of granting MSC the right to use and occupy the Project’s gaming zone (the “Casino”). The Casino is intended to appeal to the VIP and mass markets similar to other first-rate Las Vegas style gaming resorts in downtown Macau or the Cotai. Based upon preliminary market assessments, MSC anticipates that the Casino is expected to include approximately 250 mass market tables, 150 VIP tables and 1,200 slot machines (with expansion floor space available to accommodate at least 125 additional gaming tables).

F.    Operator desires to occupy and use the areas comprising the Casino, pursuant to the terms hereof, to conduct Gaming Activities and to contract with MSC for the provision of certain services as further set forth herein.

G.    The parties desire to delineate the services to be performed by Operator and MSC in relation to the management and operation of the Casino and to authorize the occupation and the use of the Casino by Operator.

NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, MSC and Operator agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As they are used in this Agreement, the terms listed below shall have the respective meanings assigned to them in this Article.

“Accounting Systems” has the meaning set forth in Section 4.5(a).

“Affiliate” or “Affiliates” means, with respect to a specific individual or legal entity, any other individual or legal entity that directly or indirectly through one or more intermediaries controls or is controlled by or under common control with the specific individual or legal entity.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocated Overhead Expenses” means the actual, out-of-pocket expenses incurred by Operator in respect of its separate operations, including rent, insurance, overhead, employee expenses and general business expenses that Operator, in its reasonable discretion, and in a fair and equitable manner, allocates to the Casino after taking into account the size of the Casino relative to the size of its consolidated operations.

“Arbitration Notice” has the meaning set forth in Section 15.1(b).

“Budget” means any Operating Budget and/or Pre-Opening Budget.

“Budgeted Costs of Operations” shall mean those Costs of Operations set forth in the Operating Budget anticipated to be payable for the periods determined by MSC on a line item by line item basis after consultation with Operator.

“Casino” has the meaning set forth in the recitals to this Agreement.

“Casino Employees” has the meaning set forth in Section 6.1.

“Casino Employee Expenses” has the meaning set forth in Section 6.3.

“Centre” has the meaning set forth in Section 15.1(c).

“Change of Control Termination” has the meaning set forth in Section 11.4.

“Commencement Date” means the first day upon which the Casino is open to the public to engage in Gaming Activities. The actual Commencement Date shall be reasonably determined by MSC and in no event shall be earlier than the date upon which all elements of the Casino have been substantially completed in accordance with the plans and specifications approved by MSC (including installation of all Furniture and Equipment and Gaming Assets) and are ready, in MSC’s reasonable determination, for their intended use at the Casino. MSC shall provide the notice of anticipated Commencement Date contemplated by Section 3.3 hereof, and a failure of the Commencement Date to occur on or prior to the Outside Commencement Date may permit either party to terminate this Agreement pursuant to Section 11.6.

“Competitor” has the meaning set forth in Section 11.4.

“Competitor Termination Event” has the meaning set forth in Section 11.4.

“Confidential Information” has the meaning set forth in Section 14.18(a).

“Costs of Operations” means the actual expenses of operations (including expenses accrued and Allocated Overhead Expenses) attributable to the operation of the Casino, pursuant to GAAP, that are costs (as opposed to, for example, depreciation), net of costs paid by MSC, and shall include without limitation: (a) fees for background investigations of employees; (b) costs of administration, hiring, and firing of Casino Employees (but not including the Senior Managers) including the costs of necessary employee gaming authorizations for Casino Employees (other than the Senior Managers) from the Macau Government; (c) compensation and benefits to Casino Employees (but not including the Senior Managers); (d) regulatory fees imposed on the Casino by the Macau Government including per device license fees imposed by the Macau Government in respect of Gaming Devices located in the Casino but not including Gaming License Fees; (e) all costs of maintaining financial and accounting records by Operator in accordance with Operator’s obligations under this Agreement, all costs of undertaking and complying with audits under this Agreement, and all costs of assisting in the preparation of budgets and reporting financial and other performance to MSC; (f) total gaming-related costs, fees and expenses, including without limitation: materials, supplies, inventory, utilities, repairs and maintenance, insurance and bonding, complimentary expenses (including without limitation complimentary rooms and amenities), annual audits, accounting, legal or other professional and consulting services, security or guard services, and such other costs, expenses or fees, customarily and reasonably incurred in the operation of the Casino in accordance with the Operating Standards, including Initial Costs of Operation and, for the avoidance of doubt, costs incurred with respect to Pre-Opening Services of the Operator set forth in section 3.4; (g) all costs related to the grant of credit to patrons and recovery of any debts (including judicial and reasonable attorney’s fees); (h) any costs or expenses in any way connected with the financing of the Project or any act, matter or thing in any way related thereto, and (i) any and all other amount stated in this Agreement to be Costs of Operations; provided, however, that notwithstanding the foregoing, “Costs of Operations” shall specifically not include (i) the Operator Consideration; (ii) the MSC Consideration; (iii) Gaming License Fees; (iv) Operator’s own expenses of its separate operations, including rent, insurance, overhead, employee expenses and general business expenses that are not Allocated Overhead Expenses; (v) any obligation of Operator under Sections 8.3(g), 12.1(b), 13.3, 13.5 or 15.1(j) of this Agreement; and (vi) all costs of employing and otherwise compensating Senior Managers. Whenever this Agreement refers to a cost or expense as being reimbursable as, or constituting a “Cost of Operations” or “Costs of Operations”, such right or obligation shall always be read to be qualified by the qualifications to the definition thereof contained herein.

“Costs of Operations Account” means a special account or accounts: (i) bearing the name of Operator (or any Lender or third party nominated by a Lender following enforcement of any Lien); (ii) established by Operator in a bank or trust company selected by Operator and MSC; and (iii) maintained solely by Operator (or any Lender or third party nominated by a Lender following enforcement of any Lien) to pay the Initial Costs of Operation and the Costs of Operations.

“DICJ” means the Direcção de Inspecção e Coordenação de Jogos (the Gaming Inspection and Coordination Bureau) of Macau.

“Dispute” has the meaning set forth in Section 15.1.

“EBITDA” has the meaning set forth in Section 8.3(a)

“Effective Date” has the meaning set forth in Section 2.2.

“Employee Policies” has the meaning set forth in Section 6.1.

“Enterprise Accounts” has the meaning described in Section 4.8(a).

“Estimated Rent” has the meaning set forth in Section 3.1.

“Event of Default” shall have the meaning described in Section 9.1.

“Fiscal Year” means the accounting year used for the operation of the Casino, which shall be January through December.

“Furniture and Equipment” means all furniture, furnishings, wall coverings, fixtures, equipment and systems located at, or used in connection with, the Casino, together with all replacements therefor and additions thereto; provided, that all Gaming Assets are excluded from this definition of “Furniture and Equipment”.

“GAAP” means those U.S. generally accepted accounting principles defined by the Financial Accounting Standards Board consistently applied to the gaming industry practice.

“Gaming Activities” means the operation of table games, slot machines, electronic gaming tables, other games of fortune or chance and other casino games.

“Gaming Assets” means Gaming Devices and other operating equipment, gaming inventories and supplies necessary for the conduct of Gaming Activities at the Casino.

“Gaming Authority(ies)” means the Macau Government, the Victorian Commission for Gambling Regulation and the Western Australian Gaming and Wagering Commission, and any other gaming regulatory bodies by any other name (including any court, agency, department, commission, board, bureau or instrumentality) having jurisdiction over the gaming industry or the conduct of gaming activities (or any aspect thereof) in Australia, the United States, Macau, Singapore, the United Kingdom, or South Africa.

“Gaming Devices” has the meaning set forth in Section 5.1.

“Gaming License” has the meaning set forth in Section 2.2.

“Gaming License Fees” means, unless otherwise agreed in writing by the parties and the Shareholders, any subconcession/gaming authorization fees or costs of Operator or its employees who are not Casino Employees in connection with maintaining its Gaming License but does not include (i) per device license fees imposed by the Macau Government in respect of Gaming Devices located in the Casino or (ii) Macau Gaming Taxes.

“Governmental Approvals” means approvals of Governmental Authorities and/or Gaming Authorities, as applicable.

“Governmental Authority(ies)” means any court, board, agency, commission, office, department, bureau, or other instrumentality or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, to the extent each such court, board, agency, commission, office, department, bureau, or other instrumentality or authority has legal jurisdiction over the Casino or Operator’s or MSC’s performance under this Agreement.

“Grantor” has the meaning set forth in the recitals to this Agreement.

“HKD Prime” means the prime lending rate for Hong Kong dollars as may be offered by the Hong Kong and Shanghai Banking Corporation Limited from time to time.

“ICC” means the International Chamber of Commerce.

“Independent Expert” means an independent, internationally recognized investment banking or accounting firm that is qualified to resolve the issue in question, and that is appointed in each instance by agreement of the parties, or failing agreement, by a process whereby each party shall select one (1) such internationally recognized investment banking or accounting firm and the two (2) respective firms so selected shall select another such internationally recognized investment banking or accounting firm to be the Independent

Expert. Each party agrees that it shall not appoint an individual as an Independent Expert hereunder if the firm (x) is, as of the date of appointment or within six (6) months prior to such date, engaged by such party, either directly or as a consultant, in connection with any other matter or (y) otherwise has an economic relationship that could reasonably be expected to impair its independence or objectivity. In the event that either party calls for an Independent Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of such request to agree upon an Independent Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a firm, and within ten (10) days after such respective selections the two (2) respective firms so selected shall select another such internationally recognized investment banking or accounting firm to be the Independent Expert. If either party fails to make its respective selection of a firm within the ten (10) day period provided for above, then the other party’s selection shall be the Independent Expert. Also, if the two (2) respective firms so selected shall fail to select a third internationally recognized investment banking or accounting firm to be the Independent Expert, then such Independent Expert shall be appointed by the ICC and shall be a qualified person having at least ten (10) years recent professional experience as to the subject matter in question.

“Initial Costs of Operation” means all Costs of Operations of the Casino prior to the Commencement Date pursuant to this Agreement.

“Intellectual Property” means all trademarks, service marks, trade dress, copyrights, trade secrets, slogans, advertisements, promotions, proprietary information and know-how relating to operating methods, procedures and policies, inventions (whether patentable or not), software and all object and source code versions thereof and all related documentation, flow charts, and user/service/operating manuals, and any other intangible right protectable under any Law.

“Interest” on any amounts means an interest at a rate which is the lower of (i) a rate equal to the average annual rate of return earned on Permitted Investments during the six (6) month period prior to such amounts becoming payable; provided, that, if no Permitted Investments were made during such six (6) month period, the applicable rate pursuant to this clause (i) shall be the rate equal to HKD Prime on the date such amount becomes payable; and (ii) the maximum rate permitted by applicable Law.

“Junket Operators” means operators duly licensed by the Macau Government to act in such capacity, and whose activity is to promote games of fortune or chance and other games in casinos in Macau providing amenities such as transport, lodgment, food and beverage and entertainment to patrons and receiving for such activity, as consideration, a commission or other remuneration.

“Law” means any laws, ordinances, rules, regulations, permits, licenses and certificates and orders, judgments, and decrees of courts and administrative bodies of competent jurisdiction.

“legal requirements” has the meaning set forth in Section 14.18(b).

“Lender” or “Other Lender” means any third party that provides a Loan to the Company or its subsidiaries or that acts as agent, security agent, trustee or in any similar role in respect of a Loan.

“Licenses” means all permits, authorizations, and licenses necessary to operate the Casino in accordance with Macau Law.

“Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, option, right of first refusal, restriction, exaction, imposition, charge or other claims of third parties of any kind or nature.

“Loan” or “Loans” means any loan or loans or other indebtedness incurred by the Company or any of its subsidiaries secured by the Project (or any part thereof) and/or any of the revenues of the Project (or any part thereof).

“Macau” means the Macau Special Administrative Region of the People’s Republic of China.

“Macau Gaming Taxes” means (a) the direct tax imposed by the Macau Government on the Casino’s Total Gaming Revenues or gaming receipts or any successor direct tax to such direct tax, (b) any contributions or revenue sharing payments payable to the Macau Government in relation to the Casino’s Total Gaming Revenues (in particular to a public foundation pursuing social, cultural and scientific interests, and to urban infrastructural development undertakings, which are currently set at a maximum of two percent (2%) and three percent (3%), respectively, of Total Gaming Revenues, pursuant to Law nº 16/2001, of 24 September 2001) or any successor contributions or revenue sharing payments payable to the Macau Government and used for similar purposes as the current contributions or revenue sharing payments or any other purposes to be determined by the Macau Government, and (c) any additional or replacement taxes imposed on or in relation to the Casino’s Total Gaming Revenues at any future time; provided, that, for the avoidance of doubt, “Macau Gaming Tax” shall not include Gaming License Fees or any tax, whether income, profits, branch profits, franchise, complementary or other tax, however characterized, on Operator’s income from the operation of the Casino (as distinguished from the Total Gaming Revenues derived from the operation of the Casino).

“Macau Government” means the government of Macau.

“Mass Market Operations” means all Gaming Activities, including tables and slot machines, other than VIP Operations.

“Mass Market Revenues” means gross gaming revenues, defined as the difference between gaming wins and losses before deducting (i) all costs and expenses and (ii) Macau Gaming Taxes, from the Mass Market Operations of the Casino. Mass Market

Revenues shall not include VIP Revenues; provided, that revenue from slot machines is considered part of Mass Market Operations (and shall not be considered part of VIP Operations). Mass Market Revenues shall be determined in accordance with the books and records of Operator maintained in accordance with GAAP.

“MCE” means Melco Crown Entertainment Limited (formerly Melco PBL Entertainment (Macau) Limited), a company incorporated in the Cayman Islands.

“MCE Control” has the meaning set forth in Section 11.9.

“Minimum Balance” has the meaning set forth in Section 8.1(c).

“Minimum Internal Control Requirements” means minimum internal control requirements set out in Instruction no. 1/2006 dated 1st August, 2006 issued by DICJ, as amended from time to time.

“Monthly Fee” has the meaning provided therefor in the Right to Use Agreement.

“MOP” means the lawful currency of Macau.

“MSC” has the meaning set forth in the introductory paragraph to this Agreement.

“MSC Account” means an account designated by MSC.

“MSC Change of Control” means any event as a result of which any person or group of persons acting in concert, other than the Shareholders (and the direct and indirect equity owners of each of the Shareholders on the date hereof) and each of their Affiliates (i) directly, or indirectly, through one or more interposed entities, holds or is capable of exercising a majority of the voting power of MSC; or (ii) has and is capable of exercising the right to appoint a majority of the board of directors or similar governing body of MSC.

“MSC Change of Control Notice” has the meaning set forth in Section 14.1(b).

“MSC Change of Control Transaction” has the meaning set forth in Section 14.1(a).

“MSC Consideration” has the meaning set forth in Section 8.3(a).

“MSC Services” means (i) the Pre-Opening Services to be performed by MSC and (ii) the services to be performed by MSC pursuant to ARTICLE V, ARTICLE VII, and Section 12.1(b) hereof.

“MSC’s Intellectual Property” means all Intellectual Property utilized by MSC in connection with the Project and in the performance of its obligations pursuant to the

Transaction Documents, including Intellectual Property previously used by MSC, and Intellectual Property used at any time during the Term by MSC, unless licensed by MSC from Operator or a third party.

“New Cotai” has the meaning set forth in the recitals to this Agreement.

“Non-Reimbursable Expenses” means costs and expenses of Operator that are not to be funded or reimbursed by MSC (whether as Costs of Operations or otherwise) nor may amounts in respect thereof be withdrawn from the Costs of Operations Account, unless otherwise agreed in writing by the parties and the Shareholders.

“Operating Budget” has the meaning set forth in Section 8.1.

“Operating Standards” has the meaning set forth in Section 4.1(a).

“Operator” has the meaning set forth in the introductory paragraph to this Agreement.

“Operator’s Developed Intellectual Property” has the meaning set forth in Section 4.14(a).

“Operator’s Intellectual Property” has the meaning set forth in Section 4.14(a).

“Operator’s Own Intellectual Property” has the meaning set forth in Section 4.14(a).

“Operator Consideration” has the meaning set forth in Section 8.3(a).

“Operator Regulated Affiliates” means any of (a) Operator, (b) Melco International Development Limited (“Melco”), (c) Crown Limited (“Crown”), (d) MCE, (e) any Affiliate of Operator, Melco, Crown or MCE, and (f) any entity in the equity of which any of Operator, Melco, Crown, MCE or any Affiliate of any of them has any direct or indirect interest.

“Operator Services” means services to be provided by and other duties and obligations of Operator pursuant to this Agreement, including without limitation (i) the Pre-Opening Services to be performed by Operator and (ii) Operator’s duties and obligations pursuant to ARTICLE IV, ARTICLE VI, ARTICLE VII, and ARTICLE VIII hereof.

“Outside Commencement Date” has the meaning set forth in Section 11.6.

“Permitted Investments” has the meaning set forth in Section 4.8(b).

“Pre-Opening Budget” has the meaning set forth in Section 3.5(a).

“Pre-Opening Services” has the meaning set forth in Section 3.4.

“Project” has the meaning set forth in the recitals to this Agreement.

“Regulatory Review” has the meaning set forth in Section 12.3.

“Rent” means the monthly consideration paid to MSC by Operator for occupancy of the Casino, pursuant to Section 3.1, which Rent is intended to equal the sum of the Right to Use Agreement Payments for the same month.

“Representatives” has the meaning set forth in Section 14.18(b).

“Right to Use Agreement” means a right to use agreement to be entered into by MSC and the Grantor pursuant to which MSC shall be entitled to use and occupy the Casino.

“Right to Use Agreement Payments” means actual Monthly Fee and other costs and expenses paid by MSC under the Right to Use Agreement.

“Sale” means with respect to any person, the sale, assignment, conveyance, or other transfer of (A) all or substantially all assets of such person or (B) a controlling interest in such person (i.e., the possession directly or indirectly of the power to direct or cause the direction of management and policies of such, whether through the ownership of voting securities, or partnership interests, by contract or otherwise).

“Security Plan” has the meaning set forth in Section 3.4(g).

“Senior Managers” has the meaning set forth in Section 6.3.

“Shareholders” has the meaning set forth in the recitals to this Agreement.

“Side Letter” has the meaning set forth in Section 14.11(e).

“Site” has the meaning set forth in the recitals to this Agreement.

“Subconcession Agreement” has the meaning set forth in Section 14.11(e).

“Tax” means all taxes, duties, levies, fees, tariffs, imposts, deficiencies, or other charges or assessments of any kind whatsoever, including net income, gross income, franchise, gross receipts, property, payroll, employment, occupation, capital gains, gains, profits, net worth, or other taxes, and any interest, penalties, additions to tax, or additional amounts with respect thereto imposed by any Governmental Authority(ies).

“Tax Account” means an account or accounts: (i) bearing the name of Operator (or any Lender or other third party nominated by a Lender following enforcement of Lien); (ii) established by Operator in a bank selected by Operator; and (iii) maintained by Operator (or any Lender or other third party nominated by a Lender following enforcement of Lien) to hold the funds for and to pay all Macau Gaming Taxes pursuant to Section 8.3.

“Taxed Party” has the meaning set forth in Section 8.6.

“Term” has the meaning set forth in Section 2.2.

“Total Gaming Revenues” means Mass Market Revenues plus VIP Revenues.

“Total Gaming Receipts” means cash and cash equivalents effectively received from patrons less amounts paid to patrons in relation to Total Gaming Revenue less amounts held on behalf of patrons in patrons deposit or safekeeping accounts.

“Transaction” has the meaning set forth in Section 14.18(a).

“Transaction Documents” has the meaning set forth in Section 14.11(b).

“Transition Services” has the meaning set forth in Section 10.3.

“Trust Account” means a trust account or accounts: (i) for the benefit of MSC and Operator (or any Lender or other third party nominated by a Lender following enforcement of Lien); (ii) established pursuant to the Trust Account Agreement in a bank or trust company selected by MSC and Operator; and (iii) maintained solely to accept deposits of Total Gaming Receipts by Operator and disburse out of such deposits in accordance with the Trust Agreement and this Agreement.

“Trust Account Agreement” means the account agreement governing the Trust Account to be executed by MSC, Operator and the bank or trust company with which the Trust Account is established, in form and substance reasonably acceptable to such parties.

“U.S.” means the United States of America.

“VIP Operations” means Gaming Activities that generate VIP Revenues.

“VIP Players” has the meaning set forth in the definition of VIP Revenues.

“VIP Revenues” means gross gaming revenues, defined as the difference between gaming wins and losses before deducting (i) all costs and expenses and (ii) Macau Gaming Taxes, received from patrons of the Casino who place bets at VIP Tables with non-negotiable chips or are introduced by one or more Junket Operators who, on average, are paid commissions, rebates or similar incentives which are generally consistent with or lower than rates paid by other casinos in Macau (such patrons, “VIP Players”). VIP Revenues shall be determined in accordance with the books and records of Operator maintained in accordance with GAAP.

“VIP Tables” means those tables designated by MSC pursuant to Section 5.1 for use by VIP Players.

Section 1.2    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; and the singular shall include the plural and the plural shall include the singular. The Table of Contents and titles of Articles, Sections and paragraphs in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, paragraphs, clauses, exhibits, addenda or riders shall refer to the corresponding Article, Section, paragraph, clause of, or exhibit, addendum or rider attached to this Agreement, unless otherwise specified. “Including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

Section 1.3    Exhibits, Addenda and Riders. All exhibits, addenda and riders attached hereto are by reference hereby made a part hereof.

ARTICLE II

SCOPE AND TERM

Section 2.1    Scope. This Agreement outlines the services to be performed by MSC and Operator in relation to the management and operation of the Casino and terms and conditions of occupation and use of the Casino by Operator.

Section 2.2    Term. This Agreement shall become effective upon execution and delivery of this Agreement by the parties hereto (such date, the “Effective Date”). The initial term of this Agreement (the “Term”) shall be from the Effective Date until June 26, 2022; provided that if Operator obtains a gaming concession, subconcession or other right to legally operate gaming in Macau, inter alia the Casino (a “Gaming License”), beyond June 26, 2022, (i) Operator shall promptly notify MSC thereof and in any event no later than ninety (90) days prior to the end of such initial Term and (ii) the Term shall be extended until the expiration of the Gaming License (including all extensions thereof); provided further that the terms of the extension of the Gaming License specified by the Macau Government permit such renewal upon the terms of this Agreement. Any extension of the Term pursuant hereto shall be on the same terms and conditions as set forth in the Transaction Documents.

Section 2.3    Extension of Gaming License. The Operator shall apply for an extension of the Gaming License for all periods subsequent to June 26, 2022.

ARTICLE III

RIGHT TO USE, CONSTRUCTION, AND PRE-OPENING SERVICES

Section 3.1    Right to Use. MSC and Operator agree that commencing upon the Commencement Date and for so long as the Term shall continue, MSC shall allow Operator to use and occupy the Casino premises for purposes of performing, among other things, the Operator Services, in consideration of the Rent which shall be paid to MSC monthly in arrears on the date to be agreed between MSC and Operator. MSC shall provide a reasonable estimate of the Rent anticipated to be payable for the following month not fewer than five (5) business days prior to such following calendar month (the “Estimated Rent”), which Estimated Rent shall equal MSC’s good faith estimate of the amount of Right to Use Agreement Payments anticipated for such month (including the Monthly Fee payable by MSC under the Right to Use Agreement for such month). The payments on account of Rent for a particular month, and the Estimated Rent actually paid for such month, shall be adjusted pursuant to Section 8.3(e). MSC and Operator agree that such use and occupancy of the Casino premises shall not constitute a lease under applicable Law.

Section 3.2    [Not Used].

Section 3.3    Construction. MSC presently anticipates that the Commencement Date will occur on or about April 1, 2015; provided, however, in no event shall MSC be in breach of this Agreement, or obligated or liable to any party, due to any failure of the Commencement Date to occur on such date or any other date. MSC shall provide Operator written notice of the anticipated Commencement Date no fewer than one hundred eighty (180) days prior to the anticipated Commencement Date set forth in such written notice; provided, however, subject to Section 11.6, MSC may by subsequent written notice postpone the anticipated Commencement Date without any obligation or liability to any party, due to any failure of the Commencement Date to occur on such anticipated Commencement Date or any other date. MSC shall have the sole responsibility and authority with respect to the design, engineering, development and construction of the Project, including the Casino, and any refurbishments related thereto, including the sole right to perform any such activities and/or to engage others to do so; provided that MSC shall not undertake such activities in any way as, to the knowledge of MSC, would or with the passage of time could reasonably be expected to have a material adverse impact on Operator’s Gaming License; provided further, that Operator shall, at MSC’s reasonable request, advise and consult with MSC on all such matters as they reasonably relate to the performance of the Operator Services. If Operator provides written notice to MSC, accompanied by any necessary supporting documentation, setting forth with specificity the manner in which any design, engineering, development or construction work with respect to the Project or any refurbishment thereto is being undertaken that would or with the passage of time could reasonably be expected to have a material adverse impact on Operator’s Gaming License, MSC shall take commercially reasonable actions to cause such design, engineering, development or construction work with respect to the Project or any refurbishment thereto to be conducted in a manner that could not reasonably be expected to have a material adverse impact on Operator’s Gaming License. Operator shall have no obligation to make any investment in the Project or the Casino other than as may be required for the performance of Operator’s obligations under this Agreement.

Section 3.4    Pre-Opening Services. From commencement of the Term until the Commencement Date, each party will provide such of the services to be provided by the relevant party under this Agreement as are reasonably required in order to have the Casino ready for operation when construction is complete (“Pre-Opening Services”). MSC shall keep Operator reasonably apprised of the construction progress and the anticipated Commencement Date. MSC will provide reasonable access to the Casino during construction to allow Operator to provide its Pre-Opening Services. As part of the provision of Pre-Opening Services, Operator shall:

(a)    Provide reasonable assistance to MSC and its advisors and consultants in connection with the development, design, and construction of the Casino if reasonably requested by MSC and without any requirement for Operator to incur material non-reimbursable obligations or liabilities, and without derogating from MSC having the sole responsibility or authority with respect to the design, engineering, development and construction of the Casino, and any refurbishments related thereto, under Section 3.3; provided, however, Operator shall advise MSC with respect to any design, engineering, development or construction requirements which must be complied with in order to cause such work to be conducted in a manner that could not reasonably be expected to have a material adverse impact on Operator’s Gaming License;

(b)    Cooperate with MSC in connection with the creation and implementation by MSC of a marketing program for the Casino and the Project, which, at the discretion of MSC, may include without limitation sales, advertising, promotion, publicity and public relations, including opening celebrations and related activities, in order to attract patrons to the Casino on and after the Commencement Date;

(c)    In accordance with the Pre-Opening Budget, Section 4.11 and Section 5.1, and subject to MSC providing sufficient funds prior to Operator being under an obligation to pay for the relevant Gaming Assets and related Licenses (but not Gaming Licenses which shall be the sole responsibility of, and at the sole cost of, Operator) and subject also to availability, obtain initial inventories of Gaming Assets and related Licenses (but not Gaming Licenses which shall be the sole responsibility of, and at the sole cost of, Operator) as requested by MSC or as otherwise appropriate for the Casino, unless the parties determine otherwise pursuant to Section 5.1;

(d)    In coordination with MSC, apply for, and use commercially reasonable good faith efforts to procure, all other Licenses, if any, as may be required by applicable Law (in Operator’s name or MSC’s name, or both, as may be determined by MSC and Operator or required by applicable Law) for the operation of the Casino;

(e)    Test and, if necessary, implement modifications to the operations of the Casino;

(f)    For a period commencing not later than sixty (60) days after having received written notice of the anticipated Commencement Date under Section 3.3, make provisions to provide sufficient personnel (not including, for the avoidance of doubt, the Casino Employees to be recruited in accordance with ARTICLE VI), working with MSC, to supervise and assist the pre-opening and opening operations;

(g)    Develop and submit to MSC, for MSC’s prior approval not to be unreasonably withheld, a detailed plan (“Security Plan”) relating to security procedures and protocol, and security equipment and systems, and security personnel, with respect to the monitoring and security of the Casino;

(h)    Cooperate with MSC in developing the Pre-Opening Budget as set forth in Section 3.5, the Operating Budget(s) as set forth in Section 8.1, and the Accounting Systems as set forth in Section 4.5;

(i)    Perform its obligations under ARTICLE VI in relation to the employment of the Casino Employees;

(j)    Obtain insurance in accordance with Section 7.1; and

(k)    In general, provide reasonable assistance to MSC in relation to the preparation and organization of the Casino’s operations as may be reasonably required for the Casino to be adequately staffed and capable of operating on the Commencement Date and during the first Fiscal Year, including assisting MSC in accounting and budgeting controls and similar operational items.

Section 3.5    Pre-Opening Budget.

(a)    MSC shall prepare a pre-opening budget, including a reasonably detailed line-item budget containing estimates of Initial Costs of Operations, as well as dates upon which funds will be required to pay such expenses, and a timetable addressing, inter alia, hiring schedules. Operator shall cooperate with and assist MSC in the preparation of the pre-opening budget. The pre-opening budget shall include all requirements necessary to meet the obligations of the Casino and MSC as the Owner of the Casino under Macau Law or under Operator’s Gaming License and which Operator shall have given prior notice of to MSC. MSC shall finalize the pre-opening budget and deliver the finalized pre-opening budget to Operator not less than one hundred twenty (120) days prior to the anticipated Commencement Date referred to in Section 3.3. After MSC has finalized the pre-opening budget (such finalized budget, subject to amendment in accordance with the terms of this Agreement, the “Pre-Opening Budget”), Operator shall assist MSC in updating the Pre-Opening Budget monthly. The Pre-Opening Budget shall form the basis for which all Initial Costs of Operations for the Casino shall be made; provided, however, that Operator shall be allowed, after consultation with MSC, to deviate from the Pre-Opening Budget.

(b)    In the event the Commencement Date is delayed or postponed from the original date scheduled by MSC for opening, Operator shall cooperate with MSC in revising the Pre-Opening Budget to reflect any reasonable and necessary adjustments in estimated Initial Costs of Operations occasioned by such delay or postponement. Within sixty (60) days after the Commencement Date, Operator shall furnish MSC with an accounting disclosing in reasonable detail the total amount of Initial Costs of Operations.

Section 3.6    Payment of Initial Costs of Operations.

(a)    MSC shall fund the Costs of Operation Account with funds necessary for Initial Costs of Operations in the amounts and on the dates required, as shown in the Pre-Opening Budget. All funding shall be provided by MSC a reasonable time prior to Operator being under an obligation to pay for the relevant item which constitutes an Initial Cost of Operations. MSC shall also fund into the Costs of Operation Account such other amounts and on such other dates as may be specified by Operator in a request for funds, made in consultation with MSC, delivered to MSC at least forty-five (45) days in advance of the specified funding date.

(b)    All Initial Costs of Operations shall be paid out of funds in the Costs of Operation Account. Operator shall deliver to MSC, within thirty (30) days after the end of each calendar month, a detailed accounting showing in reasonable detail the Initial Costs of Operations paid during the calendar month just ended and showing the cumulative amount of all Initial Costs of Operations paid through the end of such calendar month, along with any applicable budget variance analysis.

ARTICLE IV

AUTHORITY, DUTIES AND SERVICES OF OPERATOR

Section 4.1    Operator’s Authority and Responsibility; Best Interests of the Casino.

(a)    Subject to the overall supervision of the Casino and the Project by MSC and the terms and conditions hereof, Operator shall manage the day-to-day operations of the Casino in a manner intended to appeal to the VIP and mass gaming markets at a standard of quality of service which is designated by MSC from time to time (acting reasonably), consistent with the availability of funds as set forth in the Budget, the numbers and grades of Casino Employees employed or utilized from time to time under ARTICLE VI, the Employee Policies and levels of remuneration applicable to those Casino Employees from time to time, the number and types of Gaming Devices specified for use in the Casino by MSC under ARTICLE V, and the standard of the other services provided by MSC under that Article and the design, construction, floor configuration and fit out of the Casino (including the Furniture and Equipment and any refurbishment programs) implemented by MSC (the “Operating Standards”). Operator shall devote the time and effort necessary to provide MSC with the Operator Services in accordance with the Operating Standards. To the extent permitted by applicable Law, Operator may act through its wholly owned subsidiaries in order to fulfill all of its responsibilities under this Agreement but will remain responsible for the acts and omissions of such wholly-owned subsidiaries. Nothing herein grants or is intended to grant Operator a titled interest to the Casino. Operator hereby accepts such retention and engagement.

(b)    Without limiting the generality of the foregoing and subject to the overall supervision of the Casino and the Project by MSC, Operator shall manage the day-to-day operations of the Casino and the Casino shall be open for operation for twenty four (24) hours per day, three hundred and sixty-five (365) days a year (three hundred and sixty-six (366) days a year in leap years); provided, however, that Operator may close parts of the Casino from time to time as it reasonably determines, in consultation with MSC, is appropriate given levels of patronage; and Operator shall perform all other activities directly related to the conduct of Gaming Activities at the Casino as set forth herein.

(c)    Operator and MSC shall each (i) act in a commercially reasonable manner in the interest of the Casino when performing their respective obligations under this Agreement and the Transaction Documents, (ii) use commercially reasonable efforts to improve the Casino operations and (iii) refrain from taking actions solely intended to maximize the Casino’s (A) revenue, on the one hand, or (B) short- and long-term profitability, on the other hand, to the detriment of the other of (A) or (B), as applicable, insofar as their respective roles provide.

Section 4.2    Limitations. Except as specifically provided in this Agreement, Operator shall have no authority, without the prior written approval of MSC: (a) to sell, encumber or otherwise dispose of any personal property or equipment located in the Casino and/or the Project (other than any personal property or equipment of Operator and which has not been acquired by Operator at the request of MSC under this Agreement); or (b) to purchase, lease or otherwise acquire any goods or services from Operator (except as specifically required to perform its obligations under this Agreement) or any of Operator’s Affiliates as a Cost of Operations unless such goods or services are offered upon commercially reasonable terms and the arrangement is specifically approved by MSC. Operator shall not hold itself out to any third party as the agent or representative of MSC and shall not enter into any contracts or agreements in the name of MSC. Similarly, MSC shall not hold itself out to any third party as the agent or representative of Operator and shall not enter into any contracts or agreements in the name of Operator. Without the prior written consent of the other party, neither party shall act as agent or representative of the other party with respect to any Governmental Approvals, nor shall a party act as agent or representative of the other party concerning any action or approval specifically assigned to the other party under this Agreement.

Section 4.3    Periodic Reporting Requirements. At MSC’s reasonable request, Operator shall consult with and advise MSC with respect to all policies and procedures affecting the conduct of the business of the Casino and shall provide reports thereon as reasonably requested by MSC. The parties agree that to maintain communication generally between the individuals who will be involved in supervising the Casino, MSC or its designated representative(s) and the Senior Managers shall meet to review operations of the Casino as frequently as may be reasonably required by either MSC or Operator.

Section 4.4    Security. Operator shall provide for appropriate security for the entrance and floor area of the Casino in accordance with the Security Plan. At the direction of MSC, Operator shall engage a security consultant and/or security company to assist with provision of security for the Casino. Other than costs with respect to Senior Managers, the cost of providing security (including the costs of engaging a security consultant and/or security company as directed by MSC) shall be a Cost of Operations.

Section 4.5    Accounting, Financial Records, and Audits.

(a)    Operator shall develop and implement accounting systems and financial controls for the Casino that are reasonably satisfactory to MSC (“Accounting Systems”).

(b)    Operator shall maintain full and accurate records and books of account for the Casino operations managed and/or operated by Operator, which records and books shall be maintained in two separate sets in accordance with (i) the Macau Official Account Plan and (ii) GAAP. Notwithstanding anything to the contrary contained herein, such records shall be maintained at Operator’s office located within the Project and shall be made available for prompt inspection, verification, and copying at all reasonable times as required by MSC or any Governmental Authority or Gaming Authority with jurisdiction over Operator. Without the prior written consent of MSC, Operator shall not store or maintain such records in a proprietary system. All such records shall be maintained by Operator so as to permit the preparation of financial statements in accordance with (i) GAAP; (ii) the requirements of the Macau Government, including the DICJ and Macau taxation authorities; and (iii) procedures to be mutually agreed upon by the parties. All such records shall at all times be the property of Operator and, unless required by applicable Law or to prevent the loss of or damage to such records, shall not be removed from the Casino or other approved location by Operator without MSC’s prior written approval. Upon any termination of this Agreement, all such records shall immediately be conveyed and delivered to MSC so as to ensure the orderly continuance of the operation of the Casino; provided, however, Operator may retain a copy of all such records.

(c)     Operator will provide such information and reports regarding the operation of the Casino as may be reasonably required by MSC. Operator shall furnish to MSC monthly financial statements in accordance with Section 8.2. Such statements shall provide reasonable detail with respect to revenues and expenses of the Casino. Upon reasonable request by MSC to Operator, MSC shall have the right to audit the books and records of Operator with respect to Costs of Operations. The audits will be scheduled at times agreed upon by MSC and Operator. The cost of such audits and audit reports (including the annual audit under Section 8.4) shall constitute Costs of Operations. Inspection or verification of records by persons other than MSC, its designated representative(s), consultants and advisors, any prospective or actual financing source, any prospective or actual purchaser, and their respective representatives, consultants and advisors, or any Governmental Authority or Gaming Authority with jurisdiction over Operator shall be coordinated by MSC and Operator jointly.

(d)    Operator shall make all reasonable arrangements as to requirements concerning the reporting and withholding of taxes with respect to the winnings from Gaming Activities. Operator will prepare and file all tax returns and reports relating to the payment of all Macau Gaming Taxes.

(e)    All costs of maintaining financial and accounting records by Operator in accordance with Operator’s obligations under this Agreement are Costs of Operations and all costs of undertaking and complying with audits under this Agreement are Costs of Operations.

Section 4.6    Cash Monitoring. Operator shall conduct surveillance and other monitoring activities to ensure the integrity and proper conduct of the Gaming Activities at the Casino. Operator, on behalf of MSC, shall install a video and/or digital surveillance system and computerized systems for monitoring the slots or electronic gaming accounts and the Total Gaming Receipt on a daily basis. MSC, after consultation with Operator, shall promulgate, and all parties and their respective employees, agents, and representatives shall obey, operational policies respecting the handling of cash, security systems, and access to cash cage, counting rooms, and other places where cash is kept and handled. All such operational policies shall comply with applicable Laws. Subject to compliance with applicable Laws, MSC and its authorized representatives shall have the right to monitor and investigate systems for cash management implemented by Operator and to verify daily Total Gaming Receipt. Each party shall comply with all internal procedures adopted, instructions from the relevant authorities and all applicable Laws related with the prevention of money laundering, financing of terrorism and corruption, including the Minimum Internal Control Requirements or any other instructions issued and/or modified by the DICJ, as amended from time to time.

Section 4.7    Cash Counting. All casino cages shall be counted at least daily at the treasury of the Casino under the permanent co-supervision of the DICJ, Operator and MSC. Operator shall use best efforts to ensure that MSC may be present to witness such cash count. Unless such amounts are required to remain at the cage of the Casino for operational purposes, the Total Gaming Receipt shall be deposited daily into the Tax Account and the Trust Account in accordance with Section 8.3.

Section 4.8    Bank Accounts and Permitted Investments.

(a)    On or prior to the Commencement Date, MSC, Operator and the bank or trust company party thereto shall, subject to such requirements as may be agreed with any Lenders as to any Liens on the Trust Account, enter into the Trust Account Agreement and establish the Trust Account thereunder. Operator shall, subject to such requirements as may be agreed with any Lenders as to any Liens on such accounts, also establish other segregated bank accounts at the direction of MSC for the operation of the Casino (the “Enterprise Accounts”), including the Costs of Operations Account, which accounts must indicate the custodial nature of the accounts. Subject to such requirements as may be agreed with any Lenders as to any Liens on the Trust Account, the Trust Account shall be maintained at all times for the benefit of MSC and Operator, and checks or other documents of withdrawal therefrom shall be signed only in accordance with the Trust Account Agreement or pursuant to joint written instructions of MSC and Operator. All risk of loss with respect to funds in the Tax Account and the Costs of Operations Account shall be borne by Operator.

(b)    Subject to such requirements as may be agreed with any Lenders, surplus funds deposited in the Enterprise Accounts and the Tax Account may be invested by Operator in the following permitted investments (“Permitted Investments”) as follows: (i) a money market mutual fund registered under the Investment Company Act of 1940 that invests exclusively in (1) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by an agency thereof and backed by the full faith and credit of the United States, (2) commercial paper having, at the time of acquisition, a rating of A-1 or P-1 or better from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively; or (ii) other investments as may be consented to by MSC.

(c)    All costs incurred by Operator, including bank fees and charges and any taxes, on the bank accounts required to be opened, maintained and operated under this Agreement are Costs of Operations.

Section 4.9    Other Revenues. Without the prior written approval of MSC, other than Gaming Activities, Operator may not supply any revenue generating services (including, without limitation, food, beverage, retail and entertainment services) to patrons of the Casino or the Project, and all revenues from those other services shall be for the sole account of MSC.

Section 4.10    Timely Payment of Costs of Operations. Subject to available funds in the Costs of Operations Account or otherwise made available by MSC, Operator shall be responsible for paying Costs of Operations on behalf of the Casino from the Cost of Operations Account (or from funds otherwise made available by MSC) so as to avoid any late-payment penalties (except those incurred as a result of good faith payment disputes) to the extent funds are available.

Section 4.11    Acquisition of Gaming Equipment and Utensils and Other Equipment; Junket Operators. (a) In accordance with any applicable written policies and procedures established by, or otherwise pursuant to written requests of, MSC and consistent with the Budget, unless otherwise determined by the parties pursuant to Section 5.1, Operator shall acquire the equipment and related licenses for the Gaming Assets, subject to the availability thereof; provided that MSC provides sufficient funds to Operator to pay for those acquisitions prior to Operator being under an obligation to pay for the equipment and related licenses for the relevant Gaming Assets. All such Gaming Assets procured by Operator shall be utilized in the Casino for the purposes set forth in this Agreement. As Operator expects to operate other gaming facilities in Macau, if Operator is procuring any Gaming Assets, Operator shall use commercially reasonable efforts to obtain volume and pricing discounts in connection with the purchase or lease of such Gaming Assets and apply such volume or pricing discounts equitably across all purchases, including the Gaming Assets. Operator’s purchases or leases of any Gaming Assets shall not include any mark-up, profit, or overhead for the account of Operator. MSC will make available to Operator, prior to Operator being under an obligation to pay for the relevant equipment and related licenses, as Costs of Operations the out-of-pocket cost of acquiring all equipment and related licenses (but not Gaming Licenses) for Gaming

Assets purchased or leased by Operator in accordance with any applicable written policies and procedures established by, or otherwise pursuant to written requests of, MSC. Operator shall not cause, permit or suffer to exist any Lien on or against any such Gaming Assets (other than any applicable vendor’s lien in respect of any unpaid installments of the purchase price) and, if requested by MSC, shall take all actions necessary and permitted under Macau Law to grant a lien on such Gaming Assets in favor of MSC or any Lenders which are making or have made a Loan to MSC.

(b)    If required pursuant to Section 5.1(b), Operator shall engage any Junket Operators to be utilized in connection with the Casino.

Section 4.12    Access to Operations. Subject to compliance with applicable Law and the direction of DICJ, Operator shall provide immediate access to MSC’s designated representative(s) to all areas of and assets of the Casino.

Section 4.13    Maintenance. In the course of providing the Operator Services, Operator shall promptly notify MSC as to any aspect of the Casino that, to Operator’s knowledge, requires maintenance. MSC shall ensure that any required maintenance tasks are acted upon as soon as is reasonably practicable; provided, that, if required by applicable Law or by the direction of DICJ, Operator shall be responsible for maintenance of the Casino and/or the Gaming Assets in accordance with the Operating Standards and as Costs of Operations. Nothing in this Section 4.13 shall render Operator liable to pay the costs of maintenance of the Casino.

Section 4.14    Intellectual Property.

(a)    Subject to the last sentence of this paragraph, any Intellectual Property (including, without limitation, customer lists, gaming and marketing strategies and other similar information) developed by Operator solely in relation to the Project, including the Casino (or otherwise in respect of the performance of its obligations under this Agreement or the Transaction Documents), or by MSC shall be the sole property of MSC; provided, that Intellectual Property shall not include information that is readily available to the public other than as a result of a breach of this provision. Operator shall not use any such Intellectual Property other than in connection with the performance of its obligations under the Transaction Documents. Nothing herein or in the Transaction Documents shall require Operator or any Affiliate of Operator to share any of its previously developed trade secrets, customer lists or trademarks or trade names or other existing or future Intellectual Property developed by Operator otherwise than in relation to the Project (“Operator’s Own Intellectual Property”) with MSC or, except to the extent reasonably necessary to perform its obligations, to use any such property in the performance of its duties. To the extent that Operator develops and/or utilizes unique and proprietary processes in the performance of the Operator Services (“Operator’s Developed Intellectual Property” and together with Operator’s Own Intellectual Property, “Operator’s Intellectual Property”), these shall remain the property of Operator.

(b)    Operator acknowledges and agrees that MSC is the sole and exclusive owner of MSC’s Intellectual Property and that MSC shall retain all right, title and interest in, to and under MSC’s Intellectual Property. Operator shall not in any way or manner represent to others that it owns or has any ownership rights in MSC’s Intellectual Property. Operator shall not apply for registration of any of MSC’s Intellectual Property and any other mark, name, word or symbol that is confusingly similar to or a variation of same. Operator shall not make any use of MSC’s Intellectual Property or any word or term that is confusingly similar thereto, in any manner, written, oral, or electronic, on the Internet as a domain name, or otherwise, without the express prior written consent of MSC. Operator agrees and acknowledges that any and all goodwill accruing or arising from its past, present and future use of MSC’s Intellectual Property shall be for the sole benefit of MSC or its licensees.

(c)    MSC acknowledges and agrees that Operator is the sole and exclusive owner of Operator’s Intellectual Property and that Operator shall retain all right, title and interest in, to and under Operator’s Intellectual Property. MSC shall not in any way or manner represent to others that it owns or has any ownership rights in Operator’s Intellectual Property. MSC shall not apply for registration of any of Operator’s Intellectual Property and any other mark, name, word or symbol that is confusingly similar to or a variation of same. MSC shall not make any use of Operator’s Intellectual Property or any word or term that is confusingly similar thereto, in any manner, written, oral, or electronic, on the Internet as a domain name, or otherwise, without the express prior written consent of Operator. MSC agrees and acknowledges that any and all goodwill accruing or arising from its past, present and future use of Operator’s Intellectual Property shall be for the sole benefit of Operator or its licensees.

Section 4.15    Use of Name. MSC and its Affiliates may refer to Operator as the operator of the Casino, utilizing such phrasing as shall be mutually agreeable to the parties, for all purposes and in any manner, written, oral, electronic or otherwise. No additional consideration shall be payable for these or any other permitted uses of the names or trademarks of Operator or its Affiliates.

Section 4.16    Operator’s Own Expenses. Without prejudice to any other provision of this Agreement, including without limitation, those relating to Costs of Operations, Operator shall be solely responsible for and pay Operator’s own expenses of its separate operations, including rent, insurance, overhead, employee expenses and general business expenses that are not Allocated Overhead Expenses, all of which shall be considered Non-Reimbursable Expenses.

Section 4.17    Sales, Marketing and Advertising. Operator shall be responsible for the design, development and implementation of marketing, advertising, player development, customer service and public relations strategies, programs and policies of the Casino as Operator determines to be appropriate and consistent with the Operating Standards.

Section 4.18    Cooperation of Operator with MSC. Operator shall reasonably cooperate with MSC during the Term of this Agreement in all respects reasonably necessary to facilitate the performance by MSC of MSC’s obligations set forth in this Agreement. Operator shall provide MSC with such information pertaining to the Casino as may be reasonably requested by MSC from time to time.

Section 4.19    Operator’s Obligation to Provide Information regarding Subconcession Agreement and Side Letter. Subject in each case to first obtaining any consents required to permit such disclosure (which Operator shall use commercially reasonable efforts to obtain) and subject to complying with the conditions permitting such disclosure, Operator shall, upon the reasonable request of MSC, provide updates to MSC regarding the status of, and copies of all documents in connection with, (i) the Subconcession Agreement and the Side Letter and (ii) all Governmental Approvals and other matters related thereto.

Section 4.20    Notices Regarding Regulatory Review Operator shall promptly provide notice to MSC, if any Operator Regulated Affiliate determines in good faith that, as a result of a Regulatory Review, it may be required by any Gaming Authority(ies) to disassociate itself from MSC, or to procure that Operator is disassociated from MSC.

Section 4.21    Patronage Incentives and Credit. Operator shall establish, policies and programs for (i) complimentary rooms and amenities , (ii) extension of credit to patrons, and (iii) collection and monitoring of credit. The policies and programs pertaining to the extension of credit to patrons shall be determined and implemented by the Operator in compliance with Macau Law in line with the credit policy approved by the Operator, subject to the approval of MSC, from time to time. In no event shall MSC be permitted to grant credit and in no event shall Operator be required to grant credit.

ARTICLE V

AUTHORITY, DUTIES AND SERVICES OF MSC

Section 5.1    Gaming. (a) MSC shall, in consultation with the Operator (or in case MSC is no longer under MCE Control (as defined below), subject to Operator’s approval not to be unreasonably withheld, conditioned or delayed), determine the number and types of tables, slot machines and other gaming equipment and utensils at the Casino (“Gaming Devices”), the betting limits related thereto, matters pertaining to the granting and collection of credit, and floor configuration, in consultation with Operator, to enable the Casino to be operated in a manner consistent with the Operating Standards; provided, that MSC must do so in compliance with Macau Law as it applies to an operator of a casino and so as to enable Operator, as a holder of a Gaming License, to at all times be in compliance with any express directive of the Macau Government issued to Operator or to operators of casinos in Macau and of which Operator informs MSC in writing; provided, further, that MSC shall not set VIP Player programs with the primary intent of reducing the economic benefits of the arrangements set forth herein to Operator. Any matters pertaining to the granting and collection of credit shall be determined and implemented in compliance with Macau Law. MSC and Operator shall discuss and determine from time to time whether particular Gaming Devices shall be procured by MSC, if permitted in compliance with Macau Law and any express directive of the Macau

Government and otherwise commercially practicable, or if such Gaming Devices shall be procured by Operator pursuant to Section 3.4(c) or Section 4.11, as applicable, and, in any such case, whether such procurement shall be by purchase, lease or otherwise, and the terms thereof. If any Gaming Devices are determined to be procured by MSC, MSC shall procure such Gaming Devices and shall in cooperation with Operator obtain such related licenses as are necessary for such Gaming Devices. All such Gaming Devices procured by MSC shall be utilized in the Casino and Operator shall have access to utilize such Gaming Devices for the purposes set forth in this Agreement. MSC shall provide Operator with a list of Gaming Assets that Operator is to procure pursuant to Section 3.4(c). In the event MSC is permitted under Macau law, and expressly permitted by the Macau Government, to procure Gaming Devices and/or Gaming Assets, MSC shall maintain such Gaming Devices and/or Gaming Assets duly identified with its respective serial numbers, shall promptly provide, upon request by the Operator, an inventory of such Gaming Devices and/or Gaming Assets to the Operator for the purposes of article 41 of Law 16/2001 and undertakes that it shall not dispose of or create or permit the maintenance of any lien, charge or encumbrance on such Gaming Devices and/or Gaming Assets within 12 months preceding the scheduled termination of the Subconcession Agreement or 9 months preceding the redemption date, in case Operator is notified that the Macau Government will redeem its subconcession, provided that Operator shall so inform MSC within 30 days of such notification, and accepts that such Gaming Devices and/or Gaming Assets upon termination of the Subconcession Agreement or redemption of the subconcession may revert to the Macau Government without any compensation to MSC.

(b)    MSC shall, in consultation with Operator, determine the general business model for VIP Operations at the Casino, including, without limitation, the appropriate utilization (if any) of Junket Operators versus direct contact with VIP Players. MSC shall, in consultation with Operator, select any Junket Operators to be utilized in connection with the VIP Operations at the Casino from time to time; provided, however, all Junket Operators engaged in connection with the VIP Operations at the Casino shall be by duly licensed by the Macau Government to act in such capacity. Any Junket Operator to be engaged in connection with the VIP Operations at the Casino shall be engaged by Operator, provided however that Operator shall engage such Junket Operators as are designated by MSC in consultation with Operator. In the event either MSC or Operator (or both) shall determine in good faith that association with a particular Junket Operator could result in a requirement by any Gaming Authority(ies) that Operator or MSC or any Affiliate of either disassociate itself from such Junket Operator or if any contract to which MSC is a party or by which MSC is bound obligates MSC to disassociate itself from such Junket Operator, MSC shall not designate such Junket Operator or, if engaged by Operator prior to such determination, Operator shall take reasonable action to promptly terminate the engagement. Any Junket Operator’s commission, share of revenues, or other compensation shall be a Cost of Operations.

Section 5.2    Utility Services. MSC shall be responsible for arranging utility services, telephone and other similar services required for the operation of the Casino as MSC determines to be appropriate and consistent with the Operating Standards; provided that Operator shall, at MSC’s request, advise and consult with MSC on all such matters.

Section 5.3    [Not Used].

Section 5.4    Cooperation of MSC with Operator. MSC shall reasonably cooperate with Operator during the Term of this Agreement in all respects necessary to facilitate the performance by Operator of Operator’s obligations set forth in this Agreement. MSC shall provide Operator with such information pertaining to the Project as may be reasonably requested by Operator from time to time.

Section 5.5    [Not Used].

Section 5.6    On-Site Office. From and after the Commencement Date, MSC shall provide Operator, at no cost to Operator, with office space located at the Project, reasonably designated by MSC, which shall be utilized for general office purposes solely related to the operation of the Casino, including without limitation, maintaining the books and records of the Casino.

Section 5.7    Governmental Approvals and Licenses. MSC shall with the assistance of Operator, obtain and maintain in full force and effect all Governmental Approvals and Licenses required in connection with the Casino, its operation and maintenance, other than the Gaming License.

Section 5.8    Payment of Amounts other than Costs of Operations. The Costs of Operations shall be borne by MSC and paid from the MSC Consideration in accordance with the provisions of this Agreement. MSC shall also be responsible for paying all other costs and expenses in connection with the Casino and its operations and maintenance, other than the items set forth in clauses (i) through (vi) (inclusive) of the exclusions from Costs of Operations set forth in the proviso to the definition of Costs of Operations. MSC shall pay all such costs and expenses in a timely manner so as to avoid any material disruption to the operation of the Casino in accordance with the Operating Standards.

Section 5.9    Permanent or Temporary Closure of the Casino. Notwithstanding anything to the contrary set forth in this Agreement, subject to compliance with Macau Law and as authorized by the Macau Government, MSC shall have the right in its sole and absolute discretion to request that Operator, and Operator, provided all required authorizations are obtained, shall act upon such request to (a) permanently close the Casino or permanently discontinue operations at the Casino (for example, if MSC considers the Casino to be insufficiently profitable) or reduce the scale of operations at the Casino, or (b) temporarily close all or any portion of the Casino (including, for example, for renovations, maintenance, repair or as a result of a Force Majeure Event), provided that the Operator shall not temporarily close all or any portion of the Casino if such closure would violate the terms of Operator’s Gaming License, and any such request shall not result in a default or breach by, or any liability of or recourse against, MSC hereunder.

ARTICLE VI

PERSONNEL MATTERS

Section 6.1    Employment and Supervision of Personnel. Operator shall have the responsibility of identifying, and then recruiting, potential Casino Employees (as defined below). Operator shall be responsible for training of the Casino Employees. A background investigation shall be conducted directly by Operator or through the services of a third party , in compliance with all requirements of Law, to the extent applicable, on each applicant for employment as soon as reasonably practicable. Any costs incurred by Operator in connection with the recruitment and training of Casino Employees (including without limitation, recruitment and training companies and engaging the services of recruitment and training agents) and obtaining such background investigations shall constitute Costs of Operations. Operator shall employ and supervise the employees of the Casino (including without limitation dealers, cashiers, security and surveillance personnel, managers, and other personnel customarily employed by casinos in Macau (the “Casino Employees”)), in accordance with the policies and procedures developed by the Operator (the “Employee Policies”). Such policies and procedures shall include staffing levels and compensation ranges for the Casino Employees set by Operator from time to time.

Section 6.2    Personnel Decisions. Operator shall have the sole authority to promote, discharge, and supervise all Casino Employees.

Section 6.3    Casino Employee Expenses. Payroll and employee benefits expenses of the Casino Employees (“Casino Employee Expenses”) shall be borne by Operator and reimbursed by MSC as Costs of Operations, save and except for the senior managers responsible for Casino Operations, Cage, Security and Surveillance (the “Senior Managers”), whose costs shall be borne by Operator without reimbursement. All salaries, wages, termination costs, employee insurance, worker compensation premiums, employment taxes, employee on costs, government exactions of any kind related to employment, benefits, and overhead related to the supervision and discharge of Casino Employees, except with respect to the Senior Managers, shall be Costs of Operations.

Section 6.4    Conflict of Interest.

(a)    Except for pooling arrangements, if any, specifically agreed to in writing by Operator and MSC, neither Operator nor its Affiliates shall solicit or hire any of the Casino Employees or any other person that Operator recruited or identified for employment by the Casino or the Project except for the purpose of providing the Operator Services and neither Operator nor its Affiliates shall engage or employ in any manner whatsoever any of the Casino Employees in any gaming facilities other than the Casino or the Project (except for the Senior Managers). This Section 6.4(a) shall not apply to any Casino Employee who requests without solicitation by Operator to be transferred to another gaming zone operated by the Operator.

(b)    Operator and MSC further agree to adopt conflict of interest rules concurrent with or promptly following 15 June 2012 (the “Amendment Effective Date”), and to comply with such rules including any modifications thereto adopted from time to time in accordance with this Section 6.4. Any adoption, amendment or variation to conflict of interest rules made after the Amendment Effective Date must be reasonably agreed between the parties or as required by Law. Such conflict of interest rules shall take into account requirements that Operator has disclosed are necessary to meet its obligations under Macau Law or under its Gaming License.

Section 6.5    Casino Employee Created Intellectual Property. To ensure that MSC owns all Intellectual Property created by employees of the Casino in the course of their employment at the Casino, Operator shall include provisions relating to the ownership by MSC of Intellectual Property created by employees of the Casino in the course of their employment at the Casino in all employee handbooks or other personnel policy materials and in all employment contracts with Casino Employees; the Employee Policies shall also contain such provisions.

ARTICLE VII

INSURANCE

Section 7.1    Operator’s Duty to Maintain. During the Term, Operator shall be responsible for obtaining and maintaining, as Costs of Operations, insurance policies related to the Casino Employees, such as unemployment insurance, worker’s compensation, and such other insurance with respect to the Casino Employees as reasonably requested by and in the amounts reasonably determined by MSC, consistent with the Budget.

Section 7.2    MSC’s Duty to Maintain. During the Term, MSC shall be responsible for obtaining and maintaining insurance coverages (including commercial general liability, flood, and property insurance) from insurers satisfying or exceeding the requirements, covering such risks and in amounts not less than as may be specified by Operator as being required in order for Operator to comply with the terms of Operator’s Gaming License and otherwise as MSC in its reasonable discretion may determine, and which may also include, from time to time, if specified by Operator as being required in order for Operator to comply with the terms of Operator’s Gaming License, or otherwise in MSC’s discretion, automobile and garagekeepers liability, director and officer, and fidelity bond coverage. In the event that MSC does not obtain and maintain any and all such coverages as Operator has specified as are required to be maintained for Operator to comply with the terms of Operator’s Gaming License, Operator shall have the right to obtain and maintain any or all such insurance coverage as are required in order to enable Operator to comply with the terms of Operator’s Gaming License, the costs of all such insurance coverages shall be Costs of Operations, and the Operating Budget shall be amended to reflect the cost of obtaining such insurance coverages as Costs of Operations.

Section 7.3    MSC and Operator to be Insureds. The insurance policies required to be obtained and maintained by MSC (or if applicable, Operator) pursuant to Section 7.2 shall name MSC and Operator as insureds.

Section 7.4    Evidence of Insurance. Prior to the Commencement Date, and from time to time as reasonably requested by the other party, each party shall supply to the other party, and any Governmental Authorities as required by Law, copies of the insurance policies applicable to the Casino operations including those obtained pursuant to this ARTICLE VII.

ARTICLE VIII

BUDGETS, COMPENSATION AND CONSIDERATION

Section 8.1    Projections and Budgets; Funding of Costs of Operations.

(a)    MSC shall prepare a budget for the Initial Costs of Operation in accordance with Section 3.5 and include the budget for the Initial Costs of Operation in the Pre-Opening Budget and provide the budget for the Initial Costs of Operation to Operator at the same time that the Pre-Opening Budget is required to be provided to Operator under Section 3.5, being not less than one hundred twenty (120) days prior to the anticipated Commencement Date referred to in Section 3.3. The budget for the Initial Costs of Operations shall be prepared in consultation with Operator and shall include all requirements necessary to meet the obligations of the Casino and MSC as owner of the Casino under Macau Law and under Operator’s Gaming License as to which Operator shall have given prior notice of to MSC. MSC shall also, in consultation with Operator, prepare monthly, quarterly, and annual operating budgets for the first Fiscal Year of operations and provide them to Operator at least ninety (90) days prior to the anticipated Commencement Date referred to in Section 3.3. Each monthly, quarterly and annual operating budget shall include all requirements necessary to meet the obligations of the Casino and MSC as owner of the Casino under Macau Law and under Operator’s Gaming License as to which Operator shall have given prior notice of to MSC. To the extent that an amount necessary to meet the obligations under Operator’s Gaming License is not known by Operator prior to the preparation of a relevant monthly, quarterly or annual operating budget, but Operator subsequently becomes aware of such amount, Operator shall promptly give notice of that amount to MSC and each relevant budget shall be amended accordingly. All operating budgets prepared and finalized by MSC hereunder (each, as applicable, an “Operating Budget”) shall include, among other things, a budget of receipts and expenditure proposals for payroll and other Casino Employee Expenses, operating inventories and supplies and other reimbursable expenses under this Agreement and the Transaction Documents.    Each party shall provide to the other (i) monthly progress reports regarding expenses versus Budget and (ii) such other progress reports regarding expenses versus Budget as may be reasonably requested by the other party. MSC shall prepare each future annual Operating Budget, including monthly, quarterly and annual breakdowns, in consultation with Operator, by no later than thirty (30) days prior to the commencement of each succeeding

Fiscal Year. Each such future Operating Budget, including monthly, quarterly and annual breakdowns, shall include all requirements necessary to meet the obligations of the Casino and MSC as owner of the Casino under Macau Law and under Operator’s Gaming License as to which Operator shall have given prior notice of to MSC. To the extent that an amount necessary to meet the obligations under Operator’s Gaming License is not known by Operator prior to the preparation of a relevant monthly, quarterly or annual operating budget, but Operator subsequently becomes aware of such amount, Operator shall promptly give notice of that amount to MSC and each relevant budget shall be amended accordingly. The parties recognize that adjustments may be made to an Operating Budget previously approved by MSC, from time to time during any Fiscal Year, to reflect changes required based upon staffing of the Casino determined from time to time in accordance with Section 6.1, the impact of unforeseen circumstances, financial constraints, or other events. Any such adjustments shall not affect any actions previously taken by Operator in accordance with the terms of the Operating Budget as in effect at the relevant time. Operator agrees to promptly inform MSC regarding any items of revenue or expense that are reasonably anticipated to exceed the amounts set forth in any Budget and Operator shall promptly notify MSC of any payments made in excess of the amount provided therefor in such Budget.

(b)    Operator shall use commercially reasonable efforts to cooperate with and assist MSC in the preparation of the Operating Budget described herein.

(c)    Operator shall not be required to pre-fund any Costs of Operations under this Agreement. MSC shall ensure that Operator is provided with sufficient funds in the Costs of Operations Account to meet the Costs of Operations contemplated by any applicable Budget before Operator is under any obligation to pay for the relevant Costs of Operations. Accordingly, each Operating Budget shall specify in respect of each month covered by the relevant Operating Budget, a minimum balance of funds required to be maintained at all times in the Costs of Operations Account (the “Minimum Balance”). Any shortfall in the Minimum Balance shall be funded from the Trust Account and transferred to the Costs of Operations Account in accordance with the provisions of Section 8.3(d).

(d)    Notwithstanding any other provision of this Agreement, except for the items set forth in clauses (iii) through (vi) (inclusive) of the exclusions from Costs of Operations set forth in the proviso to the definition of Costs of Operations, Operator shall not be required to incur any costs, expenses, liabilities or other obligations howsoever or whatsoever in connection with the Casino, including under any request, direction, instruction, principle, guide, proposal or Budget contemplated under ARTICLES IV, VI or VIII of this Agreement or otherwise, unless the relevant amount has been included in a Budget which is in effect at the relevant time such that the relevant amount is a Cost of Operations and has been credited to, and remains standing to the balance of, the Cost of Operations Account. Operator shall not be in breach of this Agreement as a result of any failure or refusal to incur any such cost, expense, liability or other obligation (except for the items set forth in clauses (iii) through (vi) (inclusive) of the exclusions from Costs of Operations set forth in the proviso to the definition of Costs of Operations) which is not a Cost of Operations able to be funded from the Cost of Operations Account at the relevant time.

Section 8.2    Monthly Financial Statements. Within thirty (30) days after the end of each calendar month, Operator shall furnish to MSC monthly verifiable financial statements in accordance with (i) GAAP and (ii) requirements of the Macau Government, including the DICJ and Macau taxation authorities covering the preceding month’s operations of the Casino, including operating statements, balance sheets, income statements, cash flow statements and statements reflecting the amounts computed to be distributed in accordance with Section 8.3.

Section 8.3    Distribution of Total Gaming Revenues; Transfers for Costs of Operations.

(a)    As consideration for the Operator Services provided pursuant to this Agreement, Operator shall be entitled to retain, by deposit to the Operator Account in accordance with Section 8.3 (d), monthly, an amount (the “Operator Consideration”) equal to [***]. As payment for the MSC Services, and in consideration of MSC’s other obligations hereunder and rights provided to Operator hereunder, MSC shall receive, monthly, a fee (the “MSC Consideration”) equal to Total Gaming Receipts for the prior month less the sum of (1) an amount equal to Macau Gaming Taxes with respect to the Total Gaming Revenues for the prior month and (2) Operator Consideration for that month. All monthly distributions shall be subject to the quarterly true up pursuant to Section 8.3 (e) and the other rights and remedies of the parties as set forth herein. For the purposes of this Section 8.3(a), [***].

(b)    Notwithstanding Section 8.3 (a), the MSC Consideration shall first be applied to maintain the Minimum Balance in the Costs of Operations Account by Operator and as required from time to time as so as to ensure the amounts in the Costs of Operations Account are sufficient to meet Costs of Operations. Thereafter, MSC shall be paid the remaining balance of the MSC Consideration. Such applications and payments shall be made in accordance with Section 8.3(d).

(c)    Where amounts in the Costs of Operations Account are insufficient to meet Costs of Operations, then, notwithstanding the provisions of Sections 8.3 (a), 8.3(b) and 8.3(d), MSC shall make transfers from its own funds (or shall direct that transfers be made from the Trust Account) to the Costs of Operations Account as necessary to pay Costs of Operations and on the basis that such funds are transferred to the Costs of Operations Account before Operator is under an obligation to pay for the relevant Costs of Operations.

(d)    The amount of Total Gaming Receipts for each day shall be deposited as follows promptly after determination of the amount thereof. [***]

(e)    No later than the thirtieth (30th) day of March, June, September or December of each year, if the actual Total Gaming Revenues, the Total Gaming Receipts or other amounts paid to MSC or Operator in accordance with Section 8.3 for the preceding quarter (or part thereof) ending the preceding December, March, June and September are different from the amount that should have been determined or paid to such party based on the books and records of Operator and based upon the provisions of this Agreement, then to the extent either party received an overpayment, it shall repay and deposit the amount of such overpayment into the Trust Account, and to the extent either party received an underpayment, it shall receive a distribution from the Trust Account, as more particularly described in the Trust Account Agreement. In addition, if the Estimated Rent for the preceding quarter is different from the amount that should have been paid as Rent based on the Right to Use Agreement Payments during such quarter, then Operator and MSC shall adjust the disbursements of cash accordingly so that the amount of Rent paid for such preceding quarter (and the corresponding amount included in the Operator Consideration) equals the Right to Use Agreement Payments for such quarter.

(f)    MSC shall also furnish Operator (directly, or through deposits to the Costs of Operations Account) such other amounts and on such other dates as may be specified by Operator in a request for funds, made in consultation with MSC, delivered to MSC at least thirty (30) days in advance of the specified funding date.

(g)    Operator shall pay all Macau Gaming Taxes from the Tax Account and, to the extent that sufficient funds are available in the Costs of Operations Account, shall pay all Costs of Operations from the Costs of Operations Account.

(h)    Subject to the provisions of Section 14.1 (a) or any Liens granted in favour of a Lender, Operator shall not cause, permit or suffer to exist any Lien on or against the Tax Account, the Costs of Operations Account, or any funds on deposit in either such account, and immediately upon becoming aware of same, shall notify MSC. Operator shall promptly take all actions necessary or proper to obtain the release or discharge of any such Lien; provided, however, that any amount incurred to obtain such release or discharge of Lien, and all costs and expenses incurred therewith, shall be Non-Reimbursable Expenses (except if such Lien results from the performance of the Operator’s obligations or any failure by MSC to perform its obligations under this Agreement, in which case any amounts incurred shall be considered Costs of Operation).

(i)    Other than any Lien granted in favour of a Lender, neither Operator nor MSC shall cause, permit or suffer to exist any Lien on or against the Trust Account or any funds on deposit therein, and immediately upon becoming aware of same, the party becoming aware shall notify the other party. MSC and Operator shall promptly discuss the actions to be taken to obtain the release or discharge of any such Lien, and Operator and MSC shall take such action as may be determined by MSC to be necessary and proper to obtain the release or discharge of any such Lien. Any amount incurred to obtain such release or discharge of Lien, and all costs and expenses incurred therewith, shall be borne by the party whose action or inaction has given rise to the relevant Lien.

Section 8.4    Annual Audit.

(a)    With respect to each Fiscal Year, MSC shall cause an audit to be conducted by an accounting firm selected by MSC. On or before one hundred and twenty (120)

days after the end of such year, the selected accounting firm shall issue a report with financial statements in accordance with (i) GAAP and (ii) requirements of the Macau Government, including the DICJ and Macau taxation authorities, with respect to the preceding Fiscal Year (or portion of the year in the case of the first year) operations of the Casino, including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 8.3.

(b)    In addition, upon termination of this Agreement in accordance with its terms, such accounting firm shall conduct an audit, and on or before one hundred and twenty (120) days after the termination date, shall issue a report setting forth the same information as is required in the annual report pursuant to Section 8.4(a), in each case with respect to the portion of the Fiscal Year ending on the termination date. If the Total Gaming Revenues, Total Gaming Receipts or other amounts paid to MSC or Operator in accordance with Section 8.3, or paid to Operator (from the Costs of Operations Account or otherwise) in respect of Costs of Operations, for the relevant period are different from the amount that should have been paid to such party based on the report prepared by the accounting firm and based upon the provisions of this Agreement, then to the extent either party received an overpayment, it shall repay and deposit the amount of such overpayment into the Trust Account within twenty-five (25) days after the receipt by such party of the accountant’s report, and to the extent either party received an underpayment, it shall, within twenty five (25) days after receipt by such party of the accountant’s report, receive a distribution from the Trust Account of the amount of such underpayment

Section 8.5    Cooperation Regarding Financing. Each party will reasonably cooperate in all material respects with efforts by the other party and its Affiliates to obtain financing, and shall coordinate and consult with each other in connection with any financial projections shown to lenders. The terms of the Transaction Documents among the parties shall be adjusted as reasonably required by any financing sources to a party or its Affiliates, provided that neither party shall be required to agree to any such amendments or adjustments that materially adversely affect the economic terms or benefits set forth in such documentation. Nothing in this Section 8.5 shall require a party to incur a material obligation or liability.

Section 8.6    Effect of New Taxes. If, during the Term, (a)(i) either party hereto (the “Taxed Party”) becomes subject to a Tax imposed by the Macau Government (other than Macau Gaming Taxes) with respect to the income derived by the Taxed Party from the transactions and activities contemplated by this Agreement, and the Taxed Party, if it were deriving gross revenues, gross receipts, gross income or net income from the transactions and activities contemplated by this Agreement at the Effective Date, would not be subject to such Tax on the Effective Date (assuming, for this purpose, that any “tax holidays,” “exemptions,” or the like were not applicable to the Taxed Party at such time) or (ii) the Macau Government modifies the basis of calculation of a Tax in effect as of the Effective Date (including Macau Gaming Taxes) by changing such basis of calculation from gross income, net income, gross revenues, gross receipts or sales to another of such bases or by determining to tax Operator on the revenue of the Casino or on the MSC Consideration without any offset or deduction for the payments made by Operator or from the revenue of the Casino to MSC (it being understood that a change in rate of Tax shall not constitute a change in basis of calculation) and (b) as a result of the imposition of such a Tax referred to in clause (a)(i) or the modification of the basis of calculation of a Tax referred to in clause (a)(ii), the Taxed Party, if it were deriving gross revenues, gross receipts, gross income or net income from the transactions and activities contemplated by this Agreement at the Effective Date, and assuming, for this purpose, that any “tax holidays,” “exemptions,” or the like were not applicable to the Taxed Party at such time, would be liable to pay a materially greater amount of Tax than the Taxed Party would have previously paid (or, if the Commencement Date has not yet occurred, would have previously paid in the periods following the Commencement Date), Operator and MSC shall each negotiate in good faith in order to attempt to minimize equitably as between the parties the adverse impact as a result of the imposition or modification of the Tax, taking into consideration in such attempt any reduction in the taxes payable by the other party that correspond to the Tax imposition or modification. Failure to reach agreement after negotiating in good faith shall not constitute a Dispute subject to resolution under ARTICLE XV.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1    Events of Default. Subject to Section 14.8 (Force Majeure), the occurrence of any one or more of the following events which is not cured in the time permitted shall constitute an event of default (an “Event of Default”):

(a)    Event of Default by Operator. The occurrence of any of the following events shall constitute an “Event of Default” of Operator:

(i)    The failure of Operator to make any deposit of any amounts in respect of Total Gaming Revenues or Total Gaming Receipts (as appropriate) required under this Agreement on or before the due date recited herein and said failure continues for one (1) day after written notice thereof from MSC;

(ii)    The failure of Operator to make any monetary payment or deposit (other than those in respect of Total Gaming Revenues or Total Gaming Receipts, as set forth in Section 9.1(a)(i)) required under this Agreement on or before the due date recited herein and said failure continues for five (5) business days after written notice thereof from MSC;

(iii)    A material breach by Operator of any of the representations and warranties, covenants, agreements, terms or conditions contained in this Agreement, including the breach of any obligations to perform in accordance with the Operating Standards, and such breach continues for a period of thirty (30) days after written notice thereof from MSC to Operator specifying in detail the nature of such breach; provided, that if such breach is not cured within such thirty (30) day period and Operator has been diligently attempting to cure, such period shall be extended for one thirty (30) day period so long as Operator continues to diligently attempt to cure during such period;

(iv)    The suspension, revocation, termination or ineffectiveness, for any reason whatsoever, of Operator’s Gaming License or any Governmental Approval required to be obtained or maintained by Operator under this Agreement (if the failure to obtain or maintain such Governmental Approval would have a material adverse effect on Operator’s Gaming License or its ability to perform its obligations under this Agreement), except where such suspension, revocation, termination or ineffectiveness, results from any act or omission of MSC in violation of this Agreement;

(v)    A material breach by Operator of any Macau gaming Laws;

(vi)    A finding by a final judgment of a court of competent jurisdiction that any of Operator’s employees are guilty of theft, embezzlement or crime of moral turpitude and if, after knowledge of such final judgment, the failure of Operator to promptly remove such employee from connection with the Casino;

(vii)    The failure of MCE or its successor to hold, directly or indirectly, a majority of the voting equity of Operator unless Operator is a public company and MCE remains, directly or indirectly, the largest holder of the voting equity in Operator, and holds, directly or indirectly, at least thirty percent (30%) of the voting equity in Operator;

(viii)    Operator’s (i) application for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) failure to pay its debts as they mature or admission in writing of its inability to pay its debts as they mature, (iii) making of a general assignment for the benefit of creditors, (iv) adjudication as bankrupt or insolvent, or (v) filing of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation Law, or admission of the material allegations of a petition filed against it in any proceedings under any such Law, or Operator’s taking any action for the purpose of effecting any of the foregoing;

(ix)    The entering of an order, judgment or decree without the application, approval or consent of Operator by any court of competent jurisdiction approving a petition seeking reorganization of Operator, or the appointment of a receiver, trustee or liquidator of Operator, or of all or a substantial part of any of the assets of Operator, that continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof;

(x)    Any call or drawing made by the Macau Government under the performance bond delivered pursuant to the Side Letter, unless such bond is fully reinstated within thirty (30) days thereof in accordance with the Subconcession Agreement;

(xi)    Any temporary administrative intervention is made by the Macau Government pursuant to the Subconcession Agreement; or

(xii)    The Macau Government takes any formal measure seeking the unilateral dissolution of the Subconcession Agreement.

(b)    Event of Default by MSC. The occurrence of any of the following events shall constitute an “Event of Default” by MSC:

(i)    The failure by MSC to make any monetary payment or deposit required under this Agreement on or before the due date recited herein and said failure continues for five (5) business days after written notice thereof from Operator;

(ii)    A material breach by MSC of any of the representations and warranties, covenants, agreements, terms or conditions contained in this Agreement, and such breach continues for a period of thirty (30) days after written notice thereof from Operator to MSC specifying in detail the nature of such breach; provided, that if such breach is not cured within such thirty (30) day period and MSC has been diligently attempting to cure, such period shall be extended for one thirty (30) day period so long as MSC continues to diligently attempt to cure during such period;

(iii)    MSC’s (i) application for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) failure to pay its debts as they mature or admission in writing of its inability to pay its debts as they mature, (iii) making of a general assignment for the benefit of creditors, (iv) adjudication as bankrupt or insolvent, or (v) filing of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation Law, or admission of the material allegations of a petition filed against it in any proceedings under any such Law, or MSC’s taking any action for the purpose of effecting any of the foregoing;

(iv)    The entering of an order, judgment or decree without the application, approval or consent of MSC by any court of competent jurisdiction approving a petition seeking reorganization of MSC, or the appointment of a receiver, trustee or liquidator of MSC, or of all or a substantial part of any of the assets of MSC, that continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof; or

(v)    Any action by MSC whether or not permitted or required under this Agreement which causes or is likely to cause Operator to be in breach of its Gaming License, and the condition resulting from such action continues for a period of thirty (30) days (or in the case of an actual breach, such shorter period as may be permitted by Macau Law, the DICJ or any other applicable Macau Governmental Authority in accordance with applicable Law after Operator has taken commercially reasonable action to attempt to obtain such thirty (30) day period), after written notice thereof from Operator to MSC specifying in detail the nature of the actions to be taken to resolve such condition; provided, that if such breach is not cured within such thirty (30) day period and MSC has been diligently attempting to cure, such period shall be extended for one thirty (30) day period (or in the case of an actual breach, such shorter period as may be permitted by Macau Law, the DICJ or any other applicable Macau Governmental Authority in accordance with applicable Law after Operator has taken commercially reasonable action to attempt to obtain such thirty (30) day period) so long as MSC continues to diligently attempt to cure during such period.

ARTICLE X

REMEDIES

Section 10.1    Remedies. In addition to any termination right provided for herein, but subject to Section 11.9 hereof, upon the occurrence of a default in any obligation hereunder or a breach of any representation and warranty, covenant, agreement, term or condition hereof or of any Event of Default, the non-defaulting party may pursue any and all remedies available to it at law or in equity, subject to the provisions of Section 14.17 and ARTICLE XV; provided however, that MSC’s remedies with respect to the Events of Default set forth in Sections 9.1(a)(iv), 9.1(a)(xi) and 9.1(a)(xii) shall be limited to the right to termination of this Agreement, without the payment of compensation or the incurrence of any other liability on the part of Operator (but without prejudice to rights accrued or obligations incurred prior to the termination), pursuant to Sections 11.1 and 11.8 hereof, unless any such Event of Default results from the act or omission of Operator; provided, further, that Operator’s remedies with respect to the Events of Default set forth in Section 9.1(b)(v) shall be limited to termination of this Agreement, without the payment of compensation or the incurrence of any other liability on the part of MSC (but without prejudice to rights accrued or obligations incurred prior to the termination), pursuant to Sections 11.1 and 11.8 hereof.

Section 10.2    Ownership of Assets and Repayment of Obligations on Termination or Event of Default.

(a)    The parties shall continue to perform their obligations in accordance with the provisions of this Agreement and Macau law during the pendency of any dispute and no party shall have the right to cease performing its obligations hereunder until this Agreement expires or is duly terminated pursuant to the termination provisions hereof. The parties shall implement reasonably satisfactory escrow arrangements to protect their interests during the pendency of any dispute.

(b)    Upon termination of this Agreement, Operator shall cease to operate and have any right, title or interest in or to the Casino. Except as to any security interests and Liens as may be established otherwise by a proceeding pursuant to ARTICLE XV and as permitted by Macau law, Operator shall have no Liens in the Casino or any of the assets of the Casino or the Project (or any equipment, books and records, materials or furnishings therein that were purchased as Costs of Operations). In addition to any other survival provisions set forth in this Agreement, upon the occurrence of any termination of this Agreement, the terms and provisions of ARTICLE IX, ARTICLE X, ARTICLE XIII and Sections 1.1, Section 14.4, Section 14.5, Section 14.8, Section 14.9, Section 14.10, Section 14.11, Section 14.13, Section 14.14, Section 14.15, 14.18, and 15.1 shall survive such termination (and, for the avoidance of doubt, the parties confirm and agree that the right to receive any Operator Consideration or MSC Consideration which has been earned and not yet paid, and the right of Operator to be reimbursed for any Costs of Operations incurred but not yet reimbursed, and in each case Interest thereon, shall survive any termination of this Agreement and for this purpose (and to this extent only) the provisions of ARTICLE VIII shall apply as if the termination date were the last day of the relevant month).

(c)    Upon termination of this Agreement for any reason whatsoever (i) MSC shall promptly remove and cease all use of Operator’s Intellectual Property or any word, term or logo that is confusingly similar thereto, including but not limited to any such use on casino, hotel, bar, restaurant and retail supplies, labels, packaging, merchandise, signs, displays, equipment, telephone directories, literature, brochures, websites and advertising and promotional materials; and (ii) Operator and its Affiliates shall promptly remove and cease all use of MSC’s Intellectual Property or any word, term or logo that is confusingly similar thereto, including but not limited to, any such use on casino, hotel, bar, restaurant and retail supplies, labels, packaging, merchandise, signs, displays, equipment, telephone directories, literature, brochures, websites and advertising and promotional materials. Neither MSC nor Operator shall be entitled to use Intellectual Property that consist of a combination of Operator’s Intellectual Property and MSC’s Intellectual Property without the written consent of the other.

Section 10.3    Transition Services. In connection with the termination of this Agreement and the Transaction Documents, Operator shall cooperate and work together with MSC to ensure a seamless transition of (a) possession of the Casino to a subsequent occupant and (b) provision of the Operator Services to the provision of such services by a third party or by MSC (such services, “Transition Services”). Without limiting the generality of the foregoing, Operator shall, at MSC’s sole cost and expense as to all reasonable, out of pocket expenses incurred by Operator (unless termination is as a result of a breach by Operator), (i) use reasonable efforts to facilitate the employment of the Casino Employees by such third party or by MSC or, failing such employment (other than due to a failure by Operator to use reasonable efforts to facilitate the employment of the Casino Employees), pay the Casino Employees such redundancy and/or other entitlements as required by Macau Law and/or as provided in the relevant employment contract (such redundancy and/or other entitlements to be Costs of Operations); (ii) if permitted by Law transfer title to any Gaming Assets from Operator to such third party or to MSC; and (iii) take such actions as may be required by the Macau Government in connection with the aforementioned transition. To the extent that Operator provides any transition services after the date of termination of the Term, then in addition to reimbursement of all costs incurred, Operator shall be entitled to a reasonable fee for each day that transition services are rendered.

Section 10.4    Reconciliation. Upon termination, Operator shall cause an accounting firm to prepare and deliver to MSC a final accounting statement with respect to the Casino in accordance with Section 8.4(b). The parties shall reconcile any outstanding amounts as set forth in Section 8.4(b). Any Dispute with respect to such statement shall be resolved by arbitration pursuant to the provisions of ARTICLE XV.

Section 10.5    Cumulative Remedies. All rights or remedies of MSC or Operator under this Agreement or any other Transaction Documents shall be cumulative and may be exercised singularly in any order or concurrently, at such party’s respective option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar to the exercise or enforcement of any other right or remedy.

ARTICLE XI

TERMINATION

Section 11.1    Termination Generally. Subject to Section 11.9, in addition to other remedies provided for herein, upon the occurrence and during the continuance of an Event of Default, the non-defaulting party may terminate this Agreement and the Transaction Documents by providing notice to the defaulting party in accordance with Section 11.8. Subject to Section 11.9, this Agreement and the Transaction Documents shall also terminate or be terminable as set forth in Section 14.1 or as otherwise provided in this ARTICLE XI, provided, that the terminating party provides notice to the other party(ies) in accordance with Section 11.8.

Section 11.2    Termination for Material Adverse Effects on Ability to do Business in Macau.

(a)    MSC may terminate the Transaction Documents by providing notice to Operator in accordance with Section 11.8, if any event occurs affecting Operator or any of its Affiliates that materially adversely affects the ability of MSC or any of its Affiliates to do business in Macau, and such event or condition shall continue for a period of thirty (30) days after written notice thereof from MSC to Operator specifying in detail the nature of such event or condition; provided, that if such event or condition is not cured within such thirty (30) day period and Operator or such Affiliate has been diligently attempting to cure, such period shall be extended for an additional sixty (60) days so long as Operator or such Affiliate continues to diligently attempt to cure during such period.

(b)    Operator may terminate the Transaction Documents by providing notice to MSC in accordance with Section 11.8, if any event occurs affecting MSC or any if its Affiliates that materially adversely affects the ability of Operator or any of its Affiliates to do business in Macau, and such event or condition shall continue for a period of thirty (30) days after written notice thereof from Operator to MSC specifying in detail the nature of such event or condition; provided, that if such event or condition is not cured within such thirty (30) day period and MSC or such Affiliate has been diligently attempting to cure, such period shall be extended for an additional sixty (60) days so long as MSC or such Affiliate continues to diligently attempt to cure during such period.

Section 11.3    Regulatory Review. Operator may terminate the Transaction Documents by providing notice to MSC in accordance with Section 11.8, if, as a result of a Regulatory Review, any Operator Regulated Affiliate is required by any Gaming Authority(ies) to disassociate itself from MSC or to procure any other Operator Regulated Affiliate to disassociate itself from MSC or is formally advised by any Gaming Authority(ies) that such a requirement will be forthcoming, and such requirement or advice shall continue to be applicable for a period of thirty (30) days (or such shorter period as may be required by any Gaming Authority(ies)) after written notice thereof from Operator to MSC; provided, that if such requirement or advice does not cease to be effective within such thirty (30) day period (or such shorter period as may be required by any Gaming Authority(ies)) and MSC has been diligently attempting to remove such requirement or advice, such period shall be extended for an additional sixty (60) days (or such shorter period as may be required by any Gaming Authority(ies)) so long as MSC continues to diligently attempt to remove such requirement or advice during such period. Notwithstanding the foregoing, in the event that any Operator Regulated Affiliate acted or omitted to act with the intent to induce or cause any Gaming Authority(ies) to require any of such parties to disassociate itself from MSC or to procure any other Operator Regulated Affiliate to disassociate itself from MSC or to formally advise that such a requirement will be forthcoming, then Operator shall not have the right to terminate the Transaction Documents pursuant to this Section 11.3, and MSC shall have the right to pursue any and all rights at law or in equity in the event that Operator purports to terminate the Transaction Documents in such circumstances.

Section 11.4    Termination upon a Sale to a Competitor or Obtainment of a Gaming License. MSC or, as to clause (a) of this Section 11.4 only, Operator, may upon thirty (30) days’ prior written notice to the other, terminate the Transaction Documents effective upon (a) a Sale of the Company, the Grantor or MSC, or any direct or indirect parent of the Company, the Grantor or MSC to a Competitor, if, as a result of such Sale, the Shareholders no longer hold any interest in any of the Company, the Grantor or MSC, or any direct or indirect parent of any of the Company, the Grantor or MSC, or (b) the direct or indirect obtainment by

MSC or an Affiliate of MSC of a Gaming License (including by way of acquisition of control of an entity that has a Gaming License) (any of the foregoing, a “Competitor Termination Event”). “Competitor” means any person or entity holding a Gaming License.

Section 11.5     Termination by Mutual Consent. This Agreement may also be terminated at any time upon the mutual written consent of MSC and Operator.

Section 11.6    Termination on Failure of Commencement Date to Occur. Either party may terminate this Agreement on thirty (30) days’ notice to the other party if the Commencement Date has not occurred on or prior to April 30, 2018 (the “Outside Commencement Date”), provided that the Outside Commencement Date shall be automatically extended to the extent that the requirements to achieve the Commencement Date are diligently being pursued by MSC in good faith and the Commencement Date is reasonably expected to occur not later than six (6) months following the original Outside Commencement Date.

Section 11.7    Termination Upon Closure of Casino or Discontinuance of Operations. Operator may terminate this Agreement on thirty (30) days’ notice to MSC if, upon request of MSC and provided that all authorizations have been granted by the Macau Government, Operator has permanently closed the Casino or permanently discontinued the operations of the Casino as contemplated by Section 5.9. If (a) the Casino is permanently closed or the operations at the Casino are permanently discontinued, (b) this Agreement is terminated, and (c) thereafter, MSC or any of its Affiliates takes any step to reopen the Casino or recommence operations at the Casino or at any other casino at the Site, in each case at any time during the Term of this Agreement (including any extension thereof under Section 2.2) which would have otherwise applied if this Agreement had not been terminated, MSC shall notify Operator accordingly within thirty (30) days of taking any such step. Operator shall notify MSC in writing within thirty (30) days of receiving MSC’s notice if Operator desires to enter into an agreement to operate the Casino if reopened or operations are recommenced at the Casino, on the same terms and conditions of this Agreement for a term determined in accordance with the provisions of this Agreement as if the Casino had not been closed or operations at the Casino had not been discontinued, and as if this Agreement had not terminated. If Operator desires to enter into such an agreement, then the parties shall, and shall procure that their respective Affiliates shall, take all actions necessary to enter into such an agreement in relation to the reopened Casino on the same terms as this Agreement.

Section 11.8    Notice of Termination. Any notice of termination hereunder shall be in writing detailing (a) the Event of Default or termination provision being invoked and (b) the reason the party considers the Event of Default not to be cured or the reason the party considers such termination provision to be applicable, and must be delivered to the other party pursuant to Section 14.4 for such termination to be effective. Termination by Operator (other than pursuant to Sections 11.4 or 11.7) shall not be effective earlier than one hundred and eighty (180) days after delivery to enable MSC to arrange for a new operator of the Casino. Termination by Operator pursuant to Section 11.3 shall not be effective earlier than one hundred eighty (180) days after delivery (or such shorter period as may be permitted by applicable Gaming Authority(ies), after Operator has used commercially reasonable action to obtain the longest transition period obtainable not to exceed one hundred eighty (180) days) to enable MSC to arrange for a new operator of the Casino.

Section 11.9    No Termination. Notwithstanding anything herein to the contrary (but subject to Section 11.4), including in Article X hereof and this Article XI, if MSC is directly or indirectly under MCE Control (as defined below), then Operator may not pursue any remedies against MSC under or in connection with this Agreement (other than to cause compliance herewith), and shall not have any right to terminate this Agreement for so long as MSC is directly or indirectly under MCE Control. At any time from and after the time MSC is no longer directly or indirectly under MCE Control, Operator may pursue remedies against MSC under or in connection with this Agreement including any right it may have to terminate this Agreement, to the extent (and only to the extent) such remedies are available to Operator at such time under Article X hereof and this Article XI, provided, in each case, that if its right to pursue such remedies (including any termination right it may have) has arisen as a result of any action taken by MSC (or as a result of the failure of MSC to take any action) while MSC was directly or indirectly under MCE Control, then such right to pursue remedies (including any termination right it may have) may only be exercised by Operator if (a) the event that entitles Operator to pursue any remedies under this Agreement or to terminate this Agreement is beyond MCE’s reasonable control, for example as a direct result of the material deterioration of general business and financial conditions affecting the operation of casinos in Macau generally, or (b) MCE has used its commercially reasonable efforts to remedy the breach caused by such event while MSC is directly or indirectly under MCE Control (and provided that, in either case under clause (a) or (b), MCE shall not be required to fund the operation of the Casino nor shall MCE or the Shareholders be required to fund or inject equity into, or make other payments in relation to, the Project above the thresholds agreed as of the Amendment Effective Date). For the purposes hereof, MSC shall be deemed to be directly or indirectly controlled by MCE at all times during which:

(i)    MCE directly, or indirectly through one or more interposed entities, owns and controls MSC as conclusively determined by holding a majority of the voting power of MSC or having the right to appoint a majority of the board of directors or similar governing body of MSC, and

(ii)    MCE directly, or indirectly through one or more interposed entities, owns and controls the other entities which own and control the Site, the hotel facilities within the Project and other facilities which are material for purposes of sustaining operations of the Project as a whole and the Casino in particular (the “Key Non-Gaming Entities”), with ownership and control in each instance being conclusively determined by holding a majority of the voting power in or having the right to appoint a majority of the board of directors or similar governing body of such Key Non-Gaming Entities, provided that, in the event any of the foregoing entities (or all or substantially all of such entity’s assets) is sold, transferred or otherwise disposed of, directly or indirectly, to a third party while such entity is directly or indirectly under MCE Control (other than in connection with any action taken by a Lender to enforce any Lien against such entity or such entity’s assets or the entities through which MCE directly or indirectly holds the Key Non-Gaming Entities or their assets), such entity shall no longer be deemed to be a Key Non-Gaming Entity, and

(iii)    no Lender has taken any action to foreclose on or enforce any Lien against MSC, any Key Non-Gaming Entity or any such interposed entities or their assets which prevents MCE from exercising any such power or right in clause (i) or (ii) or the result of which is that MCE is fundamentally deprived of ownership or control over MSC, any Key Non-Gaming Entity or any such interposed entities or their assets, which assets are material for purposes of sustaining operations of the Project as a whole and the Casino in particular or the exercise of any such powers or right (“MCE Control”).

ARTICLE XII

REGULATORY MATTERS

Section 12.1    Compliance with Laws.

(a)    Operator shall perform its duties hereunder and under the Transaction Documents in compliance with applicable Law. Operator agrees to take commercially reasonable actions that may be reasonably requested by MSC (1) so as not to materially adversely affect the reputation of MSC or its Affiliates in their respective businesses and (2) to comply with, and to cause the Casino to be in compliance with, in all material respects, all applicable Laws, including all applicable gaming Laws, and maintain all Licenses under Law in order to operate the Casino, including the Gaming License; provided, that Operator shall not be required pursuant to the provisions of this Section 12.1(a) to take any actions that materially adversely affect the economic terms or benefits applicable to such party set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, Operator may (i) employ a reasonable number of employees to monitor the operations of the Casino to ensure compliance with such Laws (such employees will be given access to the necessary personnel, areas, systems and data to perform their role); and (ii) adopt a set of operating standards for the Casino and the Casino Employees to ensure the integrity of the Casino and the reputation of Operator. The costs incurred by the Operator under the provisions of this Section 12.1 (a) shall be considered Costs of Operation.

(b)    MSC agrees to take commercially reasonable actions (1) that may be reasonably requested by Operator so as to avoid any conflict with Operator’s obligations as a holder of a Gaming License, (2) so as not to materially adversely affect the reputation of Operator as a gaming operator, and (3) to comply with, and to cause the Casino to be in compliance with, in all material respects, all applicable Laws, including all applicable gaming Laws, and maintain all Licenses under Law in order to operate the Casino, including the Gaming

License; provided, that (y) if any such actions MSC is required to take pursuant to this Section 12.1(b) relates solely to the Casino, all costs incurred therewith are to be borne by MSC), and (z) MSC and Operator shall negotiate in good faith to equitably allocate the cost of any actions MSC is required to take pursuant to clauses (1) and (3) of this Section 12.1(b) to the extent related to the Gaming License.

(c)     Operator and MSC each agree to be jointly and severally responsible for complying with all laws, rules and regulations, of whatsoever nature, in relation to prevention of money laundering, financing of terrorism and corruption, as in force from time to time, including the Minimum Internal Control Requirements as issued and/or amended by the DICJ, applicable to the Casino, and to be jointly and severally responsible for complying with the requirements of the Subconcession Agreement applicable to the Casino, as amended from time to time and, for this purpose, Operator shall, upon authorization by the Macau Government, if required, provide MSC with copies of any amendments to the Subconcession Agreement or, if authorization by the Macau Government is not obtained, otherwise inform MSC in writing of the amended requirements of the Subconcession Agreement applicable to the Casino, promptly upon the Subconcession Agreement having been amended.

Section 12.2    Information. Each party shall assist the other parties in compliance by the first party with all terms and conditions of applicable Law. Without limiting the foregoing, each party shall, in consultation with the other parties, supply the Macau Government with all information necessary to comply with applicable Law.

Section 12.3    Regulatory Review. MSC acknowledges that, by executing this Agreement and/or the Transaction Documents, it may be subject to ongoing probity review by certain Gaming Authorities. If reasonably requested to do so by Operator, MSC and its respective shareholders, members, investors, officers, directors and employees shall reasonably cooperate with any information requests made by, or to comply with the rules of, any Gaming Authority (“Regulatory Review”). Each party shall cooperate in good faith in connection with any Regulatory Review so as to reduce the likelihood of termination pursuant to Section 11.3.

ARTICLE XIII

ENFORCEMENT OF RIGHTS; RELEASE AND INDEMNITY

Section 13.1    Enforcement of Rights. During the term of this Agreement and so long as any amounts owing to MSC under this Agreement or related to any Transaction Document remains unpaid, except as otherwise provided in Section 13.2, Section 13.3, Section 13.4 and Section 13.5, each of MSC and Operator shall control all actions or proceedings commenced against them, respectively, and shall participate jointly as to those brought against both. The parties shall assist and cooperate with each other with respect to such third party claims and disputes and the parties mutually agree to provide each other with prompt notice of all claims. All uninsured liabilities or expenses incurred by Operator or any of its employees, officers, directors, agents or Affiliates in defending such claims by third parties, which relate to the services provided by Operator hereunder, shall be considered Costs of Operations except (a)

with respect to claims and liabilities resulting from its material breach of this Agreement, gross negligence, bad faith or willful or criminal misconduct, which shall be governed by Section 13.2, Section 13.3, Section 13.4 and Section 13.5 and (b) arising out of any settlement effected without the consent of MSC. Each party shall provide the other party with a summary of pending or threatened litigation on a quarterly basis.

Section 13.2    Third Party Claims. All costs and expenses incurred by the Operator, its agents, directors, officers, employees and Affiliates, in respect of any third party damages, claims, causes of action, losses and/or expenses of whatever kind or nature including attorneys’ fees and expenses incurred in defending such claims (except claims resulting from the Operator’s material breach of this Agreement, gross negligence, bad faith or willful or criminal misconduct, in connection with the operation of the Casino in accordance with the terms of this Agreement, which are subject to Section 13.3 and Section 13.4 hereof) shall be considered Costs of Operation. No party may settle any third party claim involving another party without the consent of the other party, unless (x) such settlement contains a complete release, reasonably satisfactory to the other party, of the other party, its agents, directors, officers, employees and Affiliates from such claim, (y) (i) any and all costs incurred by the Operator in connection with such settlement shall be considered Costs of Operation (unless the claim being settled resulted from the Operator’s material breach of this Agreement, gross negligence, bad faith or willful or criminal misconduct in connection with the operation of the Casino in accordance with the terms of this Agreement), and (ii) any and all costs incurred by MSC in connection with such settlement shall be borne by MSC, and (z) in the case of settlement by Operator, such settlement does not involve monetary payments in excess of US$2,000,000 (two million United States Dollars) which would be considered Costs of Operations hereunder.

Section 13.3    Indemnity from Operator. Notwithstanding Section 13.2, Operator shall indemnify and hold MSC, its agents, directors, officers, employees and Affiliates, harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending third party claims, resulting from (x) the gross negligence, bad faith or willful or criminal misconduct of Operator and its Affiliates, and their respective officers, directors, or employees, in connection with Operator’s performance of this Agreement, (y) a material breach by Operator of its representations, warranties, covenants or agreements herein or (z) any noncompliance with the laws, rules and regulations, or with any requirements of the Subconcession Agreement applicable to the Casino, described in Section 12.1(c) hereof, in each case to the extent and in the proportion that such noncompliance results from the act or inaction of Operator and/or its Affiliates, and/or their respective officers, directors and employees, and no such damages, losses or expenses shall be paid from the bank accounts established pursuant to this Agreement, nor shall such damages, losses or expenses be considered Costs of Operations. Operator shall be responsible for and shall indemnify and hold harmless MSC and its Affiliates and their respective directors, officers, employees and agents against, all fees, expenses or other charges related to maintaining Operator’s Gaming License. With respect to the obligation to indemnify under this Section 13.3, Operator shall have the sole right to control the defense of any such matters and shall pay its attorneys’ fees; provided that, with respect to any such matters, Operator shall not be responsible for the attorneys’ fees of attorneys hired by the indemnitee except to the extent Operator requests their assistance or Operator fails to promptly assume the defense of the dispute, or if representation of the indemnitee by the counsel retained by Operator would be inappropriate due to actual or potential conflict of interests between the indemnitee and any other party represented by such counsel in such proceeding. Amounts paid by Operator pursuant to this provision shall be Non-Reimbursable Expenses.

Section 13.4    Indemnity from MSC. Notwithstanding Section 13.2, but subject to Section 14.17, MSC shall indemnify and hold Operator, its agents, directors, officers, employees and Affiliates, harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending third party claims, resulting from (x) the gross negligence, bad faith or willful or criminal misconduct of MSC and its Affiliates and their respective officers, directors, or employees, in connection with MSC’s performance of this Agreement, (y) a material breach by MSC of its representations, warranties, covenants or agreements herein or (z) any noncompliance with the laws, rules and regulations, or with any requirements of the Subconcession Agreement applicable to the Casino, described in Section 12.1(c) hereof, in each case to the extent and in the proportion that such noncompliance results from the act or inaction of MSC and/or its Affiliates, and/or their respect officers, directors and employees, and no such damages, losses or expenses shall be paid from the bank accounts established pursuant to this Agreement, nor shall such losses or expenses be considered Costs of Operations. With respect to the obligation to indemnify under this Section 13.4, MSC shall have the sole right to control the defense and settlement of any such matters and shall pay its attorneys’ fees, provided that, with respect to any such matters, MSC shall not be responsible for the attorneys’ fees of attorneys hired by the indemnitee, except to the extent MSC requests their assistance, MSC fails to promptly assume the defense of the dispute or if representation of the indemnitee by the counsel retained by MSC would be inappropriate due to actual or potential conflict of interests between the indemnitee and any other party represented by such counsel in such proceeding.

Section 13.5    No Partnership; Indemnity Against Unauthorized Debt and Liabilities. The parties expressly agree that neither this Agreement nor the performance of obligations hereunder creates or implies a partnership among the parties or authorizes any party to act as agent for any other party. Each party hereby agrees to indemnify and hold the other parties harmless from any third party claims, actions and liabilities, including reasonable attorneys’ fees on account of obligations or debts of the first mentioned party that the first mentioned party is not authorized to undertake pursuant to the terms of this Agreement.

Section 13.6    Mitigation of Damages. Notwithstanding any of the terms and provisions herein contained to the contrary, the parties shall each have the duty and obligation to mitigate, in every reasonable manner, any and all damages that may or shall be caused or suffered by virtue of defaults under or violation of any of the terms and provisions of this Agreement and the other Transaction Documents committed by the other.

ARTICLE XIV

MISCELLANEOUS

Section 14.1    Assignment and Subcontractors.

(a)    No party shall assign its rights or delegate its duties under this Agreement other than to a direct or indirect subsidiary (provided that, in the case of an assignment by Operator, the direct or indirect subsidiary holds a Gaming License, and in the case of assignment by Operator, Operator is not relieved of the obligation to perform and such assignment will not have a material adverse effect on Operator’s ability to perform under the Transaction Documents) or, in the case of MSC, as required in connection with any financing for the Company or any of its subsidiaries. Notwithstanding the foregoing, this Section 14.1(a) shall not restrict any direct or indirect MSC Change of Control or any assignment of this Agreement and delegation of MSC’s duties hereunder in connection with any direct or indirect sale or disposal by MSC of any of its assets or businesses (an “MSC Change of Control Transaction”); provided, that, if such transaction would result in a material adverse effect upon Operator’s Gaming License, Operator may (subject to Section 14.1(b)) terminate the Transaction Documents; provided further that if the transaction (A) (1) is not a Competitor Termination Event and (2) has been approved by the Macau Government, or (B) was undertaken by MSC while under MCE Control), then the foregoing proviso shall no longer be applicable. The assignment of rights or delegation of duties by a party to its direct or indirect subsidiary shall not relieve the party of its obligations under this Agreement. Save as may be required in connection with any financing for the Company or any of its subsidiaries, MSC shall not directly or indirectly sell or otherwise dispose of all or substantially all of MSC’s rights as to the Casino unless MSC either terminates the Transaction Documents in accordance with Section 11.4 or also assigns its rights and delegates its duties under this Agreement to the transferee or an affiliate of the transferee. In the case of an assignment of this Agreement by MSC in connection with a financing by the Company or any of its subsidiaries, no Lender shall be required to assume the obligations of MSC under this Agreement (but it may do so if it so elects), unless and until that Lender has exercised remedies under any Lien such that it becomes the counterparty to this Agreement or the owner of the Casino, in which event it shall be required to assume the obligations of MSC under this Agreement from and after the date thereof and the other provisions hereof. Any Lender providing financing to MSC or its Affiliates in connection with the Project and wishing to take a security interest in the Casino premises, or which on enforcement would affect the right of Operator to occupy the Casino premises under this Agreement, shall, at the request of the Operator, enter into an agreement with Operator providing that such Lender shall not unreasonably interfere with Operator’s right to occupy the Casino premises in accordance with this Agreement, on terms and conditions reasonably satisfactory to Operator and such Lender, as a condition of Lender taking such security. Notwithstanding the provisions of Section 8.3 (h), the Operator shall be entitled to pledge and assign its rights under the Tax Account and the Costs of Operation Account in favour of any Lender providing financing in connection with the Project.

(b)    MSC shall provide written notice (the “MSC Change of Control Notice”) to Operator of any contemplated MSC Change of Control Transaction that was not undertaken by MSC while under MCE Control (except in case of enforcement of any Lien by a Lender). The MSC Change of Control Notice must provide a reasonable description of the proposed transaction, the names of all proposed beneficial owners the nature and proportion of each beneficial owner’s ownership. Until such information is provided, MSC will not have delivered an MSC Change of Control Notice. Within twenty (20) business days after delivery of the MSC Change of Control Notice, Operator shall inform MSC in writing whether it reasonably believes that such transaction would result in a material adverse effect upon Operator’s Gaming License. If MSC disputes Operator’s determination that an MSC Change of Control Transaction would result in a material adverse effect upon Operator’s Gaming License, then the parties shall address such Dispute in accordance with the procedures set forth in ARTICLE XV. The provisions of this Section 14.1(b) are without prejudice to any other provisions of this Agreement and, without limiting the generality of the foregoing, a failure by Operator to inform MSC in writing that Operator reasonably believes that the contemplated MSC Change of Control Transaction would result in a material adverse effect upon Operator’s Gaming License shall be without prejudice to Operator’s rights to subsequently terminate this Agreement under any applicable provision of this Agreement (including ARTICLE XI and Section 14.1(a)) as a result of or in connection with the MSC Change of Control Transaction or any other matter howsoever or whatsoever.

(c)    The provisions of Sections 14.1(a) and (b) are without prejudice to the provisions of Section 11.4 and in the event of any conflict, the provisions of Section 11.4 shall prevail and be overriding. Accordingly, without limiting the generality of the foregoing, if an MSC Change of Control Transaction is also a Competitor Termination Event Section 11.4 shall apply irrespective of the provisions of Sections 14.1(a) or (b) and irrespective of whether the relevant transaction has been approved by the Macau Government. If the MSC Change of Control Transaction is not a Competitor Termination Event, the provisions of Sections 14.1(a) and (b) shall apply to the relevant transaction.

(d)    Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Except as set forth in Section 14.1(a), the assignee of the rights of a party under this Agreement permitted by applicable Law, shall assume the obligations of the relevant party under this Agreement as a condition of the assignment.

Section 14.2    [Not Used].

Section 14.3    [Not Used].

Section 14.4    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth below, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) two (2) business days after deposit with an international express delivery service, postage prepaid, addressed to the parties as set forth below with two (2) business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses, by giving the other party written notice of the new address in the manner set forth above. Notices given pursuant to this Agreement should be addressed as follows:

If to MSC:

c/o MPEL Services Limited 36/F, the Centrium,

60 Wyndham Street,

Attention: Company Secretary

Central, Hong Kong

Telephone: (852) 2537 3600

Facsimile: (852) 2537 3618

If to Operator:

c/o Melco Crown Entertainment Limited

36/F., The Centrium

60 Wyndham Street

Central

Hong Kong

Attention: Chief Legal Officer

Telephone: (852) 2537 3600

Facsimile: (852) 2537 3618

Section 14.5    Amendments. This Agreement may be amended only by written instrument duly executed by all of the parties hereto and with any and all necessary Governmental Approvals previously obtained.

Section 14.6    Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions of this Agreement are determined to be illegal or invalid and contrary to any existing or future Law, such illegality or invalidity shall not impair the operation of, or affect, those portions of this Agreement that are legal and valid.

Section 14.7    Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 14.8    Force Majeure.

(a)    A party, provided that it has complied with the provisions of Section 14.8(c), shall not be in breach of this Agreement, nor liable for any failure or delay in performance of any obligations under this Agreement, and the time for performance of the obligations shall be extended accordingly, to the extent arising from or attributable to acts, events, omissions or accidents beyond its reasonable control (“Force Majeure Event”), including but not limited to any of the following to the extent beyond its reasonable control:

(i)    Acts of God, including but not limited to flood, earthquake, windstorm or other natural disaster;

(ii)    War, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions;

(iii)    Terrorist attack, civil war, civil commotion or riots;

(iv)    Nuclear, chemical or biological contamination or sonic boom;

(v)    Mandatory compliance with any Law (including any change in Law or official interpretation thereof);

(vi)    Fire, explosion, collapse of building structure or accidental damage not caused by or resulting from the acts or omissions of the applicable party;

(vii)    Any labor dispute (including but not limited to strikes, industrial action or lockouts) or labor shortage not caused by or resulting from the acts or omissions of the applicable party;

(viii)    Non-performance by suppliers or subcontractors (other than by Affiliates of the party seeking to rely on this clause); and

(ix)    Interruption or failure of utility service, including but not limited to electric power, gas or water.

(b)    The corresponding obligations of the other party will be suspended to the same extent.

(c)    Any party that is subject to a Force Majeure Event shall not be in breach of this Agreement, provided that:

(i)    It promptly notifies the other party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance;

(ii)    It could not have avoided the effect of the Force Majeure Event by taking precautions which it ought reasonably to have taken, but did not; and

(iii)    It has used reasonable efforts to mitigate the effect of the Force Majeure Event to carry out its obligations under this Agreement in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably practicable.

Section 14.9    Time is Material. The parties agree time is of the essence and that the time and schedule requirements set forth in this Agreement are material terms of this Agreement; provided, however, that any cure periods provided for under the Macau Civil Code are already provided for by agreement of the parties under this Agreement and shall not be in addition thereto.

Section 14.10    Further Assurances. The parties hereto agree to do all acts and deliver necessary documents as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

Section 14.11    Representations and Warranties of Operator. Subject to any disclosure made in writing by Operator or its Affiliates to MSC or its Affiliates on or before the date hereof, Operator hereby represents and warrants as follows:

(a)    Operator is a duly organized company under Macau Law.

(b)    (i) Operator has full legal right, power and authority under the Laws of Macau, and Operator and has taken all corporate action necessary, to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby; and (ii) prior to execution of this Agreement and any and all other documents and agreements related thereto or contemplated hereby or thereby (collectively, the “Transaction Documents”), Operator shall have taken any and all action necessary to authorize the execution, delivery and performance of the Transaction Documents, the performance of its obligations thereunder, and the consummation of all other transactions contemplated thereby.

(c)    This Agreement and each of the other Transaction Documents has been duly executed and delivered by Operator and, when approved by necessary Governmental Authority(ies) (where applicable), will constitute valid and binding obligations, enforceable against Operator in accordance with their terms.

(d)    The execution and delivery of this Agreement and each of the other Transaction Documents, the performance by Operator of its obligations hereunder and thereunder and the consummation by Operator of the transactions contemplated hereby and thereby will not violate any contract or agreement to which Operator or any of its Affiliates is a party or any Law or require any Governmental Approval beyond those contemplated herein or therein.

(e)    Operator has received an effective subconcession from the Macau Government that has been issued under the concession of Wynn Resorts (Macau), Limited and constitutes a valid Gaming License. Operator has delivered to MSC true, correct and complete copies of: (i) the subconcession agreement entered into between Operator and Wynn Resorts (Macau), Limited (the “Subconcession Agreement”) and (ii) (A) letter dated 8 September 2006 from the Macau Government addressed to Operator and copies to Wynn Macau, with regard to the confirmation by the Macau Government of the Subconcession Agreement, (B) letter dated 8 September 2006 from Operator addressed to the Macau Government with regard to the confirmation of the rights and obligations of Operator to the Macau Government, and (C) letter dated 8 September 2006 from the Macau Government addressed to Operator, with regard to the confirmation of the rights and obligations of the Macau Government to Operator (collectively, the “Side Letter”). The Side Letter and the Subconcession Agreement constitute the entire agreement with the Macau Government as to Operator’s and the Macau Government’s rights and obligations with respect to the subconcession. All conditions to the effectiveness of the Subconcession Agreement and the Side Letter, including, without limitation, the obligation to deliver a bank performance bond to the Macau Government with respect to its obligations under the Side Letter, have been satisfied, and all amounts required to be paid by Operator as of the date of this Agreement under the Subconcession Agreement and the Side Letter as conditions to their respective effectiveness have been indefeasibly paid in full. All requisite approvals of Governmental Authorities and Gaming Authorities in connection with the Subconcession Agreement and the Macau Government’s acceptance of all rights and obligations ascribed to it by the Side Letter have been obtained and are in full force and effect.

(f)    All requisite Governmental Approvals have been received and remain valid with respect to formation of a joint venture between Crown and Melco whereby Operator was created, including without limitation from the Victorian Commission for Gambling Regulation and the Western Australian Gaming and Wagering Commission, and Operator has delivered to MSC true, correct and complete copies of such Governmental Approvals.

Section 14.12    Undertakings of MSC. MSC shall comply with its obligations under the Right to Use Agreement so that the same will not be defaulted in a manner which would allow the grantor to terminate MSC’s rights thereunder, and MSC shall not agree to an early termination of the Right to Use Agreement having an effective date earlier than the effectiveness of any termination of this Agreement.

Section 14.13    Representations and Warranties of MSC. Subject to any disclosure made in writing by MSC or its Affiliates to Operator or its Affiliates on or before the date hereof, MSC hereby represents and warrants as follows:

(a)    MSC is a duly organized Macau limited liability company.

(b)    (i) MSC has full legal right, power and authority under Macau Law, and MSC and has taken all corporate action necessary, to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby; and (ii) prior to execution of this Agreement and the other Transaction Documents, MSC shall have taken any and all action necessary to authorize the execution, delivery and performance of the Transaction Documents, the performance of its obligations thereunder, and the consummation of all other transactions contemplated thereby.

(c)    This Agreement and each of the other Transaction Documents has been duly executed and delivered by MSC and, when approved by necessary Governmental Authorities (where applicable), will constitute valid and binding obligations, enforceable against MSC in accordance with their terms.

(d)    The execution and delivery of this Agreement and each of the other Transaction Documents, the performance by MSC of its obligations hereunder and thereunder and the consummation by MSC of the transactions contemplated hereby and thereby will not violate any contract or agreement to which MSC or any of its Affiliates is a party or any Law or require any Governmental Approval beyond those contemplated herein or therein.

(e)    [Not Used].

(f)    [Not Used].

(g)    Upon the execution and delivery of the Right to Use Agreement by MSC and the grantor thereunder, the right to use of the Casino thereunder will be validly granted and subsisting and except as set forth in the Right to Use Agreement, is not subject to any agreement or right in favor of the grantor thereunder to terminate the Right to Use Agreement prior to expiration of the term thereunder.

(h)    [Not Used].

(i)    To MSC’s actual knowledge, it has not received any notices, order or other proposal which would materially adversely affect the use or enjoyment of the Casino or access to or from the Casino.

(j)    To MSC’s actual knowledge, there is no pending or threatened litigation or other proceeding to which MSC is or is reasonably likely to become a party relating to or affecting the Site or the Casino which, if adversely determined, would materially adversely affect the use or enjoyment of the Casino.

(k)    The proposed use of the Casino is in accordance with the provisions of the Right to Use Agreement.

(l)    To MSC’s actual knowledge, neither MSC nor any of its Affiliates has violated any applicable Law or regulation in respect of the Site.

Section 14.14    Governing Law. This Agreement shall be governed by and construed in accordance with Macau Law.

Section 14.15    Entire Agreement. This Agreement, together with the Transaction Documents, represents the entire agreement between the parties and management of the Casino and supersedes all prior agreements relating thereto.

Section 14.16    Representatives of MSC. MSC shall furnish to Operator a list of the authorized representatives who are empowered to act on behalf of MSC for the purposes of this Agreement and MSC shall keep such list current.

Section 14.17    Limitations of Liability. Operator expressly agrees that Operator shall have no recourse with respect to any failure of MSC to perform the Pre-Opening Services contemplated to be performed by MSC.

Section 14.18    Confidentiality Agreement. MSC and Operator expressly agree that::

(a)    In connection with the transactions contemplated hereby regarding the operation of the Casino by the Operator (the “Transaction”), the parties have and are each prepared, subject to the terms and conditions of this Agreement, to make available to the other certain information regarding Operator and MSC, respectively, all such information (whether written, electronic or oral) furnished to MSC and its Representatives, or to Operator and its Representatives, whether prior to, on, or following the date hereof, and whether prepared by Operator, MSC, any of the parties’ Representatives or Affiliates or otherwise on Operator’s or MSC’s behalf, including without limitation, the Subconcession Agreement; the Side Letter; information regarding the joint venture to develop the Project within the Site; information disclosed pursuant to provisions of this Agreement; Operator’s or MSC’s actual and proposed business(es); historical and projected financial information; budgets; services; products; trade secrets; techniques; processes; operations; know-how; strategies; forecasts; concepts; ideas; marketing plans; existing or potential customers, employees, vendors or suppliers; relationships with third parties and other third party information; and any information derived, summarized or extracted from any of the foregoing, including without limitation, all portions of reports, analyses, compilations, studies, interpretations, records, notes or other materials prepared by MSC, Operator or Operator’s or MSC’s Representatives or otherwise on Operator’s or an MSC’s behalf that contain, are based on, or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device, being referred to collectively as the “Confidential Information”. In consideration of being furnished such Confidential Information, the parties each agree to keep such Confidential Information confidential in accordance with the terms of this Agreement.

(b)    Each receiving party and its Representatives shall use the Confidential Information solely for the purpose of evaluating the Transaction and performing its obligations hereunder and shall keep the Confidential Information confidential and not disclose any of the Confidential Information to any person, except that the Confidential Information or portions thereof may be disclosed to those directors, officers, employees, Affiliates, co-investors (with respect to Operator, including without limitation MCE, Crown and Melco), attorneys, and accountants of the receiving party (collectively, the “Representatives”) (i) who need to know such information for the purpose of evaluating the Transaction or performing its obligations hereunder and (ii) who are informed by the receiving party of the confidential nature of the Confidential Information. In addition, (v) MSC and its Representatives may disclose that Operator will, subject to receipt of regulatory approvals, occupy and operate the Casino for MSC on the Site, in accordance with the terms of this Agreement, to potential hotel and mall developers/operators and other third parties who may develop or operate a portion of the Site, engineers, architects, consultants and other professionals involved in the development of the Project, (w) MSC may disclose this Agreement and such Confidential Information or portions thereof (other than the Subconcession Agreement or the Side Letter or subsequent agreements or other documents constituting part of the subconcession, or any portion of any of them) to potential new operators of the Casino and their representatives in preparation for expiration or termination of this Agreement, (x) any party may disclose this Agreement and such Confidential Information or portions thereof to potential financing sources, underwriters, arrangers or advisers and financing sources, and their Representatives, or as required by law in connection with any such financing, provided that the prior approval of the Macau Government must be obtained for the disclosure of the Subconcession Agreement or the Side Letter or subsequent agreements or other documents constituting part of the subconcession, or any portion of any of them under this clause (x) (and Operator will if requested by MSC use its commercially reasonable efforts to obtain such approval of the Macau Government), (y) any party or its respective Representatives may disclose Confidential Information to the extent required by the rules of any stock exchange on which the securities of the relevant party or its respective Representatives are listed and traded, or otherwise pursuant to applicable securities laws, provided that the prior approval of the Macau Government must be obtained for the disclosure by MSC or its Representatives of the Subconcession Agreement or the Side Letter or subsequent agreements or other documents constituting part of the subconcession, or any portion of any of them under this clause (y) (and Operator will if requested by MSC use its commercially reasonable efforts to obtain such approval of the Macau Government) and (z) any party may disclose this Agreement and such Confidential Information or portions thereof if reasonably necessary in connection with the enforcement of this Agreement under ARTICLE XV hereof. Operator and MSC agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information and to prevent their respective Representatives (and other persons to whom disclosure is authorized hereby) from prohibited or unauthorized disclosure or uses of the Confidential Information. Operator and MSC shall each be responsible for any breach of this Section 14.18 of this Agreement by their respective

Representatives and such other persons. In the event that a receiving party or any of its Representatives are requested or required by law, regulatory authority (including stock exchange), deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar legal process (collectively, “legal requirements”) to disclose any of the other party’s Confidential Information or any information of the type described in paragraph (e) of this Section 14.18 other than (in each case) disclosure by Operator to any Gaming Authority(ies) or Governmental Authority(ies) in the ordinary course of performing its obligations under this Agreement, such receiving party shall provide the other party with prompt prior written notice of such requirement in order to enable the other party to (a) seek an appropriate protective order or other remedy or (b) waive compliance, in whole or in part, with the terms hereof; and such receiving party shall consult and cooperate with the other parties to the fullest extent permitted by legal requirements with respect to taking steps to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, a receiving party or any of its Representatives are nonetheless, based upon the advice of its counsel or counsel of such Representative, required by legal requirements to disclose Confidential Information of the other parties (and except, in the case of Operator, disclosure to any Gaming Authority(ies) or Governmental Authority(ies) in the ordinary course of performing Operator’s obligations under this Agreement), such receiving party shall (a) furnish only that portion of the Confidential Information that it is advised by counsel is legally required, (b) give advance notice to the other party of the information to be disclosed as far in advance as is practical, and (c) exercise commercially reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(c)    All Confidential Information will be and will remain solely the property of the disclosing party, except as otherwise set forth in this Agreement.

(d)    The term “Confidential Information” does not include any information that (i) at the time of disclosure is, or becomes, generally available to and known by the public (other than as a direct or indirect result of a disclosure by the receiving party or its Representatives in violation of this Agreement) or (ii) was available to the receiving party on a non-confidential basis from a source (other than the disclosing party or its Representatives) that is not and was not prohibited from disclosing such information to the receiving party by a contractual, legal, or fiduciary obligation of confidentiality to the disclosing party.

(e)    Without the prior written consent of (i) Operator, in the case of MSC, or (ii) MSC, in the case of Operator, or except as required by legal requirements (subject to compliance with paragraph (b) of this Section 14.18, to the extent applicable), or except as permitted and subject to compliance with paragraph (b) of this Section 14.18, no party nor its Representatives shall (i) disclose to any person other than its Representatives (a) that this Agreement exists, (b) that the parties are considering the Transaction, (c) that any investigations, discussions, or negotiations are taking place concerning the Transaction involving the parties, (d) that it has requested or received any Confidential Information, or (e) any of the terms, conditions, or other facts or information with respect to the Transaction or such investigations, discussions, or negotiations, including the status thereof or any opinion or view with respect to the parties or the Confidential Information. The term “person” as used in this Section 14.18 shall be broadly interpreted to include the media and any corporation, partnership, group, individual, or entity.

(f)    To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by Operator and MSC that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege and stamped and identified as such shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Section 14.18 obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

(g)    In the case of a disclosure by a party or its Representative required by the rules of any stock exchange on which the securities of the relevant party or its respective Representative are listed and traded or otherwise by applicable securities laws which is permitted by the foregoing provisions of this Section 14.18, the disclosing party shall (or shall procure that its Representative shall) give the other parties a reasonable opportunity to comment on the proposed form of disclosure but that shall not prevent the relevant party or its Representative from complying with its obligations under the rules of the relevant stock exchange or applicable securities laws.

(h)    The parties each acknowledge that the disclosing party would be irreparably injured by a breach of this Section 14.18 by a receiving party or its Representatives, and that monetary remedies at law would be inadequate to protect the disclosing party against any actual or threatened breach of this Section 14.18 by a receiving party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to MSC or Operator, the parties each agree to the granting of equitable relief, including injunctive relief and specific performance, in the favor of a disclosing party without proof of actual damages. The parties each agree to reimburse a disclosing party for reasonable legal fees and other costs incurred to enforce this Section 14.18.

(i)    The obligations under this Section 14.18 shall survive the Term or earlier termination of this Agreement for a period of two (2) years following the Term or earlier termination of this Agreement, provided that such the expiration of the Term or the earlier termination of this Agreement shall not relieve the receiving party from its responsibilities in respect of any breach of this Section 14.18 prior to such termination.

Section 14.19    No Diversion. During the Term, Operator shall not direct or divert patrons of the Casino to other hotel or casino facilities.

ARTICLE XV

DISPUTE RESOLUTION

Section 15.1    Dispute Resolution Procedures. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or any other Transaction Document, or the interpretation, breach, termination or validity hereof, shall be resolved by the following dispute resolution process (except to the extent that the Agreement or such other Transaction Document provides for a different procedure):

(a)    First, representatives appointed by the highest ranking corporate officer of each party to the Dispute shall engage in consultations with respect to such Dispute. Such consultation shall begin immediately after one party has delivered to the other party or parties a written notice for such consultation.

(b)    If the Dispute is not resolved for any reason within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to the other party or parties to the Dispute (the “Arbitration Notice”).

(c)    The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The claimant(s) in the Dispute shall collectively choose one arbitrator, and the respondent(s) shall collectively choose one arbitrator within thirty (30) days of the service on the respondent(s) of the request for arbitration. The two party-appointed arbitrators shall jointly select the third arbitrator, who shall serve as chair of the arbitral tribunal. Any arbitrator not timely selected shall be appointed by the Secretary General of the Centre.

(d)    The arbitration proceedings shall be conducted in English. The arbitral tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this ARTICLE XV, including the provisions concerning the appointment of arbitrators, the provisions of this ARTICLE XV shall prevail.

(e)    Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other(s) in connection with such arbitration proceedings, subject only to any applicable privileges and confidentiality obligations binding on such party.

(f)    The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of Macau and shall not apply any other substantive law. The members of the arbitral tribunal shall engage, as a cost of arbitration, an attorney qualified to practice law in Macau, which attorney shall not be counsel to any of the parties or their Affiliates and shall be experienced in gaming matters.

(g)    The award of the arbitral tribunal shall be final and binding upon the parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(h)    Any party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. Without prejudice to such provisional remedies that may be granted by a national court, the arbitral tribunal shall have full authority to grant provisional remedies, to order a party to seek modification or vacation of an injunction issued by a national court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(i)    During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j)    The cost of arbitration (including reasonable legal, accounting and other professional fees and expenses reasonably incurred, by any prevailing party with respect to the investigation, collection, prosecution and/or defense of any claim in the Dispute) shall be borne by the losing party or, if there is more than one losing party, pro rata by each losing party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

MSC DIVERSÕES, LIMITADA

a limited liability company by quotas, registered in the Macau Commercial and Movable Assets Registry under no. 26710 with head office in Macau at Avenida Dr. Mario Soares, no. 25, 1st floor, comp. 13

By:	/s/ Clarence CHUNG
Name:	Clarence CHUNG
Title:	Director - Group A

MELCO CROWN GAMING (MACAU) LIMITED

a limited liability company by shares registered in the Macau Commercial and Movable Assets Registry under no. 24325 with head office in Macau at Avenida Dr. Mario Soares, no. 25, 1st floor, comp. 13

By:	/s/ Janelle CAMPBELL
Name:	Janelle CAMPBELL
Title:	Attorney

EXHIBIT A

Description of the Site